Exhibit 10.1

[EXECUTION VERSION]

LOTUS TECHNOLOGY INC.

LOTUS EV LIMITED

MERITZ SECURITIES CO., LTD.

AMENDED AND RESTATED

SHARE BUYBACK AGREEMENT

in relation to the shares of

LOTUS TECHNOLOGY INC.

This Share Buyback Agreement (this Agreement) is dated March 28, 2025

Parties

1.	Lotus Technology Inc., an exempted company incorporated in the Cayman Islands with company number 379482 and its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Company);

2.	Lotus EV Limited, an exempted company incorporated in the Cayman Islands with company number 396530 and its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Subsidiary); and

3.	Meritz Securities Co., Ltd., a corporation incorporated under the laws of the Republic of Korea (Korea) having its principal office at Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea 07326 (the Investor)

(each a Party in this Agreement and together, the Parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 3 ( Definitions and Interpretation).

Recitals

(A)	The Company and the Investor have previously entered into that certain share subscription agreement, dated November 15, 2023, as amended by the amendment agreement entered into by and between the Company and the Investor on February 17, 2024 (the SSA). Pursuant to the SSA, the Company allotted and issued, and the Investor subscribed for, 50,000,000 ordinary shares, par value US$0.00001 per share, of the Company (Ordinary Shares) for an aggregate subscription price of US$500,000,000, which were subsequently converted by the Investor into 50,000,000 American depository shares of the Company, each of which was duly and validly issued against the deposit of one (1) underlying Ordinary Share deposited with the depository bank of the Company (ADSs).

(B)	On September 30, 2024, the Company and the Investor entered into a supplemental agreement to the SSA (the SA), pursuant to which, among other things, the Company (i) deposited US$75,000,000 to an account designated by the Investor (the Initial Deposit Amount) on September 30, 2024; (ii) agreed to pay Waiver Fees with respect to its Cash Top Up Obligations and Further Top Up Obligations; (iii) agreed to enter into a share buyback agreement to repurchase 17,500,000 ADSs held by the Investor; and (iv) agreed to pay to the Investor a fixed rate of interest equal to 5% per month (the Default Interest) on the amount of the Outstanding Obligations (as defined under the SA) until such amount is paid in full. As of the date hereof, the outstanding amount of the Default Interest is US$22,260,887.

(C)	On October 31, 2024, the Company and the Investor entered into a consent letter, pursuant to which, on the same date, the Company (i) paid all outstanding Waiver Fees under the SA in full, in the amount of US$3,000,000, to the Investor and (ii) further deposited US$1,468,750 to an account designated by the Investor (the Second Deposit Amount, together with the Initial Deposit Amount, the aggregate amount of which is US$76,468,750, the Existing Deposit Amount) to partially fulfil the Company’s Cash Top Up Obligation under the SA.

(D)	On November 29, 2024, the Company and the Investor entered into a share buyback agreement (the SBA), pursuant to which the Company agreed to repurchase 17,500,000 ADSs held by the Investor on or before December 31, 2024. However, as the Company had not repurchased the 17,500,000 ADSs under the SBA by December 31, 2024, the Company and the Investor hereby wish to amend and restate the terms of the SBA in its entirety as follows.

IT IS NOW AGREED:

1.	Share Buyback

1.1	Subject to the terms and conditions of this Agreement, the Investor shall sell to the Company, and the Company shall repurchase from the Investor 17,500,000 ADSs (the Repurchase Shares) held by the Investor, free and clear from any Encumbrance and with all rights, title and interest attaching thereto, at the Closing, at the aggregate purchase price equal to the sum of:

(a)	US$150,937,500 (the SBA Deposit); and

(b)	an amount that yields 12.5% XIRR on an amount equal to the product of US$10 and 4,810,942 ADSs (such product, the Base Price), calculated for the period between the date of this Agreement (exclusive) and the Closing Date (inclusive) (the Remaining Repurchase Price).

1.2	On April 30, 2025, the Company shall pay the SBA Deposit to the Investor, by wire transfer of immediately available funds to the Investor Bank Account in accordance with clause 3, as a deposit to secure the Company’s obligations hereunder, in irrevocable funds and, subject to the provisions in this Agreement, not subject to any set off, counterclaim or Encumbrance.

1.3	At the Closing, the Company shall pay the Remaining Repurchase Price to the Investor in accordance with clause 4.

2.	Waiver of Default Interest

2.1	Subject to clause 2.5 below, the Default Interest as provided under the SA shall stop accruing from the date of this Agreement.

2.2	Subject to clause 2.5 below, the Investor agrees to waive 50% of the Default Interest outstanding as of the date of this Agreement, being US$11,130,444, provided (and on the condition) that the Company has fully paid the SBA Deposit on April 30, 2025 in accordance with clause 3.

2.3	Subject to clause 2.5 below, provided (and on the condition) that (a) the Company has fully paid the SBA Deposit on April 30, 2025 in accordance with clause 3, and (b)(i) the Closing takes place on or before June 30, 2025, or (ii) the Closing does not take place on or before June 30, 2025 due to the Investor’s failure to satisfy its conditions set out in clause 6.3 (provided that, in the case of the foregoing sub-clause (ii), the Company is not in breach of any representation or warranty, covenant or other agreement in this Agreement and is otherwise ready, willing and able to consummate the Closing) (the Investor’s Failure), the Investor agrees to waive all remaining Default Interest outstanding as of the date of this Agreement.

2.4	Subject to clause 2.5 below, provided (and on the condition) that (a) the Company has fully paid the SBA Deposit on April 30, 2025 in accordance with clause 3, and (b)(i) the Closing takes place after June 30, 2025, but on or before September 30, 2025, or (ii) the Closing does not take place on or before September 30, 2025 due to the Investor’s Failure, the Investor agrees to waive a portion of the Default Interest outstanding as of the date of this Agreement (the Waived Default Interest Amount) calculated in accordance with the following formula:

Waived Default Interest Amount = US$22,260,887 × [50% − (25%/92) × D]

Of which: “D” is the number of day(s) falling between July 1, 2025 (inclusive) and,

(a) if the Closing takes place on or before September 30, 2025, the Closing Date (inclusive); or

(b) if the Closing does not take place on or before September 30, 2025 due to the Investor’s Failure, the proposed Closing Date in the Closing Notice (inclusive).

2.5	Notwithstanding anything to the contrary in this Agreement, if (a) the Company has not fully paid the SBA Deposit on April 30, 2025 in accordance with clause 3 or (b) the Closing does not take place on or before September 30, 2025 (in the case of the foregoing sub-clause (b), other than due to the Investor’s Failure), then (i) the Investor’s waiver of the Default Interest provided under clauses 2.1 to 2.4 (inclusive) above shall be revoked such that none of the Default Interest outstanding as of the date of this Agreement shall be waived, (ii) the Investor may exercise all and any rights without taking account of any waiver under clauses 2.1 to 2.4 (inclusive) above and the Company agrees not to object or make any claim to the contrary, and (iii) the Default Interest as provided under the SA shall continue to accrue retroactively from the date of this Agreement and become immediately due and payable, in each case automatically and without any action required on the part of any Party.

3.	SBA Deposit

3.1	The Parties agree that the Company shall pay the SBA Deposit to the Investor on April 30, 2025 as set out in clause 3.2.

3.2	On April 30, 2025:

(a)	the Investor shall release the coupon accrued on the Treasury Bonds (as defined in the SSA) during the period between October 31, 2024 and April 30, 2025 (both inclusive) (the Coupon Amount) in full to the Restricted Cash Account;

(b)	the Company and the Investor shall execute and deliver to JP Morgan an irrevocable Escrow Cash Release Notice (as defined in the Escrow Agreement) instructing JP Morgan to release the Coupon Amount from the Restricted Cash Account to the Investor Bank Account; and

(c)	the Company shall deliver and pay, or cause to be delivered and paid, to the Investor, the following:

(i)	a cash amount equal to (x) the SBA Deposit less (y) the sum of the Existing Deposit Amount and the Coupon Amount, by wire transfer of immediately available funds to the Investor Bank Account;

(ii)	a cash amount equal to the sum of the Existing Deposit Amount and the Coupon Amount, by set off against the Existing Deposit Amount and the Coupon Amount previously delivered to the Investor; provided that, for the avoidance of doubt, following such offset the Existing Deposit Amount and Coupon Amount shall belong solely to the Investor and the Company shall have no right, claim or entitlement thereto under this Agreement, the SSA or the SA or otherwise (other than as provided under clause 10.1);

(iii)	(to the extent not delivered prior to April 30, 2025) a copy of the Company’s board minutes approving this Agreement and the transactions contemplated hereunder; and

(iv)	a certified true copy of the certificate(s) of incorporation on change of name (if any), the current memorandum and articles of association, the current register of directors, the current register of mortgages and charges of the Company (to the extent not already delivered to the Investor) and a recent certificate of incumbency and a recent certificate of good standing of the Company.

3.3	The Parties agree that the SBA Deposit shall be deemed to be made and paid by the Company on April 30, 2025 for the purpose of this Agreement if the Company delivers an irrevocable Escrow Cash Release Notice (as defined in the Escrow Agreement) to JP Morgan pursuant to clause 3.2(b) and has satisfied in full its obligations under clause 3.2(c); provided that the Company must do all things reasonably necessary (including giving any reasonably necessary or appropriate notices) to procure the payments set out in clause 3.2 and must comply with any reasonable direction made by the Investor in order to ensure such payment is made and received in irrevocable funds.

3.4	The Parties agree that the SBA Deposit, (a) solely to the extent actually received by the Investor in irrevocable funds and not subject to any counterclaim, shall constitute an “Interim Return” under the SSA, and (b) once paid (or deemed to be paid) by the Company to the Investor, shall belong solely to the Investor and the Company shall have no right, claim or entitlement thereto other than as provided under clause 10.1.

4.	Closing

4.1	Subject to the satisfaction or waiver of the conditions set forth in clause 6 ( Conditions), the Closing shall take place on the date notified by the Company to the Investor in writing at least five (5) Business Days in advance (the Closing Notice), provided that, unless otherwise mutually agreed by the Company and the Investor in writing, the Closing Date shall be no later than September 30, 2025.

4.2	At the Closing, the Company shall deliver, or cause to be delivered, to the Investor, the following:

(a)	a cash amount, by wire transfer of immediately available and irrevocable funds to the Investor Bank Account, equal to the sum of:

(i)	the Remaining Repurchase Price; and

(ii)	(x) the Default Interest outstanding as of the date of this Agreement in the amount of US$22,260,887 minus (y) any amount of Default Interest waived (and not revoked) pursuant to clause 2; and

(b)	evidence that the Company has duly instructed its securities broker to, and such securities broker has, duly set up receiving instructions for receiving the Repurchase Shares, through the facilities of the Depository Trust Company, at the Closing.

4.3	At the Closing, the Investor shall (immediately after the Company’s satisfaction of its obligations under clause 4.2 above):

(a)	deliver, or cause to be delivered, an irrevocable instruction to transfer all the Repurchase Shares, through the facilities of the Depository Trust Company, to the Company Securities Account; and

(b)	take the following actions to release, reassign or discharge (as appropriate) the 7,000,000 Ordinary Shares charged by the Chargor in favor of the Investor (the Charged Shares) (together with all Related Property Rights, Accruing Property and Accrued Rights (each as defined in the Share Security Agreement) relating thereto) from the security interests created by or in accordance with the Share Security Agreement:

(i)	executing and delivering a deed of release duly executed by the Investor substantially in the form set out in Part A of Schedule 4 hereto (the First Deed of Release);

(ii)	returning to the Chargor the following documents delivered to the Investor pursuant to the Share Security Agreement and this Agreement:

(A)	the executed but undated share transfer instrument in respect of 7,000,000 Ordinary Shares; and

(B)	the undated irrevocable proxy and power of attorney in respect of 7,000,000 Ordinary Shares executed in blank by or on behalf of the Chargor;

(iii)	effecting registration, or assisting in effecting registration of the First Deed of Release with the Registrar of Limited Partnerships of the British Virgin Islands pursuant to the Limited Partnership Act (as amended) of the British Virgin Islands by making the required filing, or assisting in making the required filing, in the approved form with the Registrar of Limited Partnership of the British Virgin Islands; and

(iv)	informing or instructing the registered office provider of the Company, the registered agent of the Chargor or other relevant third parties as reasonably requested by the Chargor.

5.	Warranties

5.1	Each of the Company and the Subsidiary, severally, represents and warrants to the Investor as at the date of this Agreement and the Closing Date in the terms of the Company Warranties with respect to itself. Each of the Company Warranties shall be construed as a separate and independent warranty.

5.2	To the extent permitted by applicable Law, each of the Company and the Subsidiary, as applicable, shall promptly disclose to the Investor any matter or thing which arises or of which it becomes aware after entering into this Agreement which is inconsistent with or a breach of any of the Company Warranties or which will or may be a breach of any Company Warranty when they are repeated on the Closing Date.

5.3	The Investor represents and warrants to the Company as at the date of this Agreement and the Closing Date in the terms of the Investor Warranties. Each of the Investor Warranties shall be construed as a separate and independent warranty.

5.4	To the extent permitted by applicable Law, the Investor shall promptly disclose to the Company any matter or thing which arises or of which it becomes aware after entering into this Agreement which is inconsistent with or a breach of any of the Investor Warranties or which will or may be a breach of any Investor Warranty when they are repeated on the Closing Date.

6.	Conditions

6.1	Conditions to Each Party’s Obligations. The obligations of each of the Company and the Investor to consummate the Closing shall be subject to the condition that there shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

6.2	Conditions to the Obligations of the Investor. The obligations of the Investor to consummate the Closing shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)	each of the representations and warranties in Schedule 1 (Company Warranties) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of that specific date); and

(b)	the Company shall have duly performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3	Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

(a)	each of the representations and warranties in Schedule 2 (Investor Warranties) shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of that specific date); and

(b)	the Investor shall have duly performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.	Standstill

7.1	Subject to clause 7.2, during the period from the date of this Agreement until, (x) in the event that the Company fails to fulfil its obligations under clause 3 in full on or before April 30, 2025, April 30, 2025, and (y) in the event that the Company fulfils its obligations under clause 3 in full on or before April 30, 2025, the earlier of the Closing Date and September 30, 2025, the Parties agree that:

(a)	the Company shall not be under any obligation to:

(i)	deposit additional cash in the Restricted Cash Account pursuant to clause 10.4 of the SSA; or

(ii)	ensure that the total amount of Unrestricted Cash (as defined in the SSA) held by the Company as of the last date of each fiscal quarter shall be no less than US$175,000,000, pursuant to clause 4.2(a) of the SSA;

(b)	the Company shall not be permitted to withdraw any amounts from the Restricted Cash Account (pursuant to clause 10.4 of the SSA or otherwise); and

(c)	the Investor shall not exercise its Supplemental Put Option (as defined in the SA) pursuant to clause 5 of the SA or enforce the Security, or otherwise claim any breach of the SA, the SBA and the SSA by the Company that has occurred prior to the date of this Agreement.

7.2	Notwithstanding anything to the contrary in this Agreement, clause 7.1 above shall terminate immediately and be of no further force or effect if the SBA Deposit is not paid in full on April 30, 2025 in accordance with clause 3.

8.	Event of Default

8.1	In the event that the Closing does not take place on or before September 30, 2025 (other than due to the Investor’s Failure), or if the SBA Deposit is not paid in full on April 30, 2025 in accordance with clause 3, the Parties agree that:

(a)	an Event of Default shall be deemed to occur as of September 30, 2025 (or, if the SBA Deposit is not paid in full on April 30, 2025 in accordance with clause 3, April 30, 2025), pursuant to clause (a) of the definition of Event of Default under the SSA and with respect to all Subscription Shares then owned by the Investor (including, for the avoidance of doubt, in the form of ADSs), and the Investor shall enforce the Security pursuant to clause 10.2 of the SSA;

(b)	the Company shall remain obligated to pay to the Investor, in cash in irrevocable funds and not subject to any counterclaim, the Realization Amount to the extent any part of the Realization Amount is not actually received by the Investor, in cash in irrevocable funds and not subject to any counterclaim, pursuant to clause 9.1(d); provided that, payment of such Realization Amount (solely if paid in full in cash in irrevocable funds and not subject to any counterclaim) shall be the full and final settlement of all payment obligations of the Company owed to the Investor under this Agreement, the SSA and the SA.

(c)	the Investor shall have the right to immediately terminate this Agreement (other than the Surviving Provisions); provided that such termination shall not affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation falling due for performance prior to such termination;

(d)	the SBA Deposit, solely if actually received by the Investor in irrevocable funds and not subject to any counterclaim, shall constitute an “Interim Return” under the SSA (to be deemed received by the Investor on April 30, 2025); and

(e)	the Existing Deposit Amount shall belong solely to the Investor and the Company shall have no right, claim or entitlement thereto, and shall (without duplication with the above clause 8.1(d)) constitute an “Interim Return” under the SSA (to be deemed received by the Investor on April 30, 2025).

8.2	Notwithstanding anything to the contrary in this Agreement, as set out in clause 18, the Investor shall not be taken to have waived any of its rights under this clause 8 by reason of any other provision of this Agreement.

8.3	Upon an Event of Default as provided under clause 8.1(a), the Investor shall within three Business Days after such Event of Default (the T-Bonds Return Date) initiate the irrevocable transfer of all of the Rehypothecated Security Assets to the Secured Securities Account in accordance with clause 2.5(c) (Rehypothecation) of the Account Security Agreement, and the Investor and the Company shall jointly and immediately instruct JP Morgan to dispose and sell such assets and remit the proceeds to the Investor, in cash in irrevocable funds and not subject to any counterclaim. Notwithstanding the foregoing sentence, the Investor shall, upon written notice to the Company on or before the T-Bonds Return Date, have the option (in its sole discretion) to retain any part or all of the Rehypothecated Security Assets; provided that any Rehypothecated Security Assets so retained by the Investor, or otherwise not transferred to the Secured Securities Account in compliance with the first sentence of this clause 8.3, shall be deemed to have been sold (or otherwise disposed of) pursuant to an enforcement of the Security in respect of such Rehypothecated Security Assets at the price as at the close of trading on the date of such Event of Default available on the Composite Bloomberg Bond Trader (CBBT), and proceeds deemed to have been remitted to the Investor, net of any fees and expenses incurred by the Investor in connection therewith (to be deemed received by the Investor on the date of such Event of Default).

8.4	Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that, for purposes of clause 9.1(d), any proceeds from the sale or disposal (or deemed sale or disposal) pursuant to clause 8.3 of any of the Security Assets shall be applied solely with respect to the payment of the Agreed Return with respect to the Subscription Shares other than the Repurchase Shares.

8.5	On or before April 25, 2025, the Investor and the Company shall select and engage a receiver in the following manner:

(a)	the Company shall recommend to the Investor at least three well-established, reputable and qualified receivers which do not have a material business relationship with any Party, among the “big 4” accounting firms, Kroll and FTI Consulting (the Receiver Criteria);

(b)	the Investor shall select one receiver among the receivers recommended by the Company pursuant to clause 8.5(a) above, unless the receivers recommended by the Company do not meet the Receiver Criteria, in which case the Investor shall select another receiver that meets the Receiver Criteria; and

(c)	once the Investor has selected a receiver pursuant to clause 8.5(b) above, upon an Event of Default as provided under clause 8.1(a), the Parties shall engage such receiver to carry out the transactions as set out in clause 8.6 below;

provided that, if the Company and the Investor fail to select a receiver pursuant to clauses 8.5(a) and 8.5(b) on or before April 25, 2025, then the Company and the Investor shall immediately submit such matter to arbitration pursuant to clause 23.2 for the selection of a receiver in accordance with the Receiver Criteria.

8.6	Upon an Event of Default as provided under clause 8.1(a), the Parties shall procure the receiver appointed pursuant to clause 8.5(c) to sell and dispose of the Subsidiary Pledged Shares, the Charged Shares and the Subscription Shares (subject to clause 8.7), in order for the Investor to receive, in cash in irrevocable funds and not subject to any counterclaim, the Realization Amount (in the order set out in clause 9.1(d)); provided that the Charged Shares may be sold only (a) after the Subsidiary Pledged Shares have been sold, and (b) if the Investor has not received, in cash in irrevocable funds and not subject to any counterclaim, the Realization Amount through sale and disposal of the Subsidiary Pledged Shares.

8.7	If the Investor sells any Subscription Shares held by it other than through the receiver appointed pursuant to clause 8.5(c) (such shares sold, the Investor Sold Shares) (a) the Investor shall be deemed to have waived its right to receive any Agreed Return with respect to the Investor Sold Shares, and the Company shall no longer be obligated to pay such Agreed Return; and (b) the Base Price for the purpose of calculating the interest payable by the Company pursuant to clause 9.1(d)(iv) shall be reduced by an amount equal to the number of Investor Sold Shares times US$10, provided that such Base Price shall not be reduced to less than zero. Notwithstanding anything to the contrary in this Agreement, there shall be no obligation for the Investor to sell any Subscription Shares, other than through the receiver appointed pursuant to clause 8.5(c) upon an Event of Default as provided under clause 8.1(a).

8.8	On or before September 25, 2025, the Investor and the Subsidiary shall, and the Company shall procure the Subsidiary to, complete all steps necessary to engage Citibank or JP Morgan as the escrow agent for purposes of establishing the Subsidiary Escrow Account, including (without limitation) entering into an escrow agreement substantially in the customary form and completing all “know-your customer” or similar requests, in each case, of the applicable escrow agent; provided that all fees and expenses of the applicable escrow agent shall be borne by the Subsidiary.

9.	Share Charge

9.1	In the event that the Closing does not take place on or before September 30, 2025 (other than due to the Investor’s Failure), the Parties agree that:

(a)	on October 1, 2025, the Subsidiary and the Investor shall (and the Company shall procure the Subsidiary to) enter into an account charge agreement substantially in the form set out in Schedule 5 hereto (the Subsidiary Share Charge Agreement);

(b)	on October 1, 2025, and immediately upon execution of the Subsidiary Share Charge Agreement, the Investor shall transfer 12,689,058 ADSs held by it to the Subsidiary by way of depositing them to the Subsidiary Escrow Account (the Subsidiary Pledged Shares), to be sold and disposed by the receiver engaged pursuant to clause 8.5(c);

(c)	the Subsidiary shall not (and the Company shall procure the Subsidiary not to) create any mortgage, charge, pledge, lien, other encumbrance or security interest of any kind over the Subsidiary Pledged Shares other than pursuant to clauses 9.1(a) and (b) above;

(d)	the proceeds from enforcement and disposal of (A) the Security Assets pursuant to clause 8.3; (B) the Subsidiary Pledged Shares pursuant to the Subsidiary Share Charge Agreement; (C) the Charged Shares pursuant to the Share Security Agreement; and/or (D) the Subscription Shares (including ADSs) shall be applied by the Investor in the following order of priorities:

(i)	first, to the payment of fees and expenses incurred by the Investor in connection with such enforcement and disposal; provided that, notwithstanding anything to the contrary in this Agreement, in no event shall any such fees and expenses constitute or be deemed to constitute an Interim Return or any payment received by the Investor for the purposes of the SSA, the SA or this Agreement;

(ii)	second, to the payment of US$22,260,887, being the Default Interest outstanding as of the date of this Agreement;

(iii)	third, to the payment of the Agreed Return with respect to the Repurchase Shares (for the avoidance of doubt, any SBA Deposit paid by the Company to the Investor, solely if actually received by the Investor in irrevocable funds and not subject to any counterclaim, shall constitute an “Interim Return” under the SSA and shall be deemed to be received by the Investor on April 30, 2025);

(iv)	fourth, to the payment of a fixed rate of interest equal to 5% per month on the Base Price, calculated for the period between the date of this Agreement (inclusive) and the date on which such interest and the amount set out in clause 9.1(d)(iii) above are paid in full; and

(v)	finally, to the payment of the Agreed Return with respect to the Subscription Shares other than the Repurchase Shares,

(collectively, the Realization Amount);

(e)	immediately after the Investor has received, in cash in irrevocable funds and not subject to any counterclaim, the Realization Amount pursuant to clause 9.1(d) above, the Investor shall:

(i)	surrender to the Company any remaining Subscription Shares then held by the Investor at nil consideration;

(ii)	immediately take all actions set out in clause 4.3(b) to release, reassign or discharge (or appropriate) any remaining Charged Shares (together with all Related Property Rights, Accruing Property and Accrued Rights (each as defined in the Share Security Agreement) relating thereto) from the security interests created by or in accordance with the Share Security Agreement; and

(iii)	immediately take the following actions to release, reassign or discharge (as appropriate) the Subsidiary Escrow Account and any remaining Subsidiary Pledged Shares (together with any Related Rights (as defined in the Subsidiary Share Charge Agreement) relating thereto) from the security interests created by or in accordance with the Subsidiary pursuant to the Subsidiary Share Charge Agreement:

(A)	executing and delivering a deed of release duly executed by the Investor substantially in the form set out in Part B of Schedule 4 hereto (the Second Deed of Release); and

(B)	informing or instructing the bank with which the Subsidiary Escrow Account is maintained, the registered office provider of each of the Subsidiary and the Company or other relevant third parties as reasonably requested by the Subsidiary;

(f)	if enforcing and disposing of the Security Assets, Subsidiary Pledged Shares, Charged Shares or Subscription Shares pursuant to clause 9.1(d) results in the Investor actually receiving, in irrevocable funds and not subject to any counterclaim, an amount more than the Realization Amount, the Investor shall return such excess cash amount to the Company immediately upon receiving the Realization Amount (in irrevocable funds and not subject to any counterclaim); and

(g)	if there is any shortfall amount between the proceeds that Investor has actually received, in irrevocable funds and not subject to any counterclaim, pursuant to clause 9.1(d) and the Realization Amount, the Company shall remain liable to pay any such shortfall amount to Investor. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Investor shall be entitled to receive the Realization Amount (including, for purposes of clauses 9.1(d)(iii) and 9.1(d)(v), the Agreed Return) pursuant to clause 9.1(d) with respect to Subscription Shares disposed or sold by the receiver pursuant to clause 8.6.

9.2	In the event of a conflict between any provision of this Agreement, on the one hand, and the SSA or any Security Document (as defined in the SSA), on the other hand, the provisions of this Agreement shall prevail.

10.	Lock-up

10.1	From the date of this Agreement until, (x) in the event that the Company fails to fulfil its obligations under clause 3 in full on or before April 30, 2025, April 30, 2025, and (y) in the event that the Company fulfils its obligations under clause 3 in full on or before April 30, 2025, the earlier of the Closing Date and September 30, 2025, the Investor shall not Transfer any Repurchase Shares other than pursuant to the arrangement set out in clause 4. If the Investor is in breach of this clause 10.1 and the SBA Deposit has been actually received by the Investor, the Investor shall immediately pay to the Company an amount that yields 12.5% XIRR on the SBA Deposit, calculated for the period between April 30, 2025 (exclusive) and the date on which the Investor pays such amount to the Company (exclusive).

10.2	Upon an Event of Default as provided under clause 8.1(a), from the date of such occurrence, the Investor shall not Transfer any Subscription Shares (including ADSs and the Repurchase Shares) other than in accordance with this Agreement.

11.	Termination of SA, SBA and SSA Provisions

11.1	The Company and the Investor agree that, from and after the date of this Agreement, the SBA shall be terminated with immediate effect as of the date of this Agreement and shall be superseded in its entirety by this Agreement.

11.2	The Company and the Investor agree that, upon completion of the Closing:

(a)	clauses 4.2, 7.1 (together with the other provisions on Call Option 1 (as defined in the SSA) as set out in clause 7 of the SSA), 10.4 and 10.5 of the SSA shall be deemed to terminate and be of no further force or effect;

(b)	Investor shall waive any claims for breach of the SA, the SBA and the SSA by the Company arising on or prior to the Closing Date, in each case without prejudice to any claim based on any breach of or non-compliance with this Agreement; and

(c)	The SA shall be terminated with immediate effect; provided that any Default Interest under the SA accrued prior to the Closing shall be subject to the applicable terms and conditions of this Agreement.

12.	Costs

Promptly upon demand by the Investor, the Company shall pay or reimburse all fees, expenses and costs (including but not limited to legal expenses) incurred by the Investor (a) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby), and (b) upon an Event of Default as provided under clause 8.1(a).

13.	Confidentiality

13.1	Each Party shall (and shall ensure that each of its Representatives shall) maintain information relating to the provisions and subject matter of, and negotiations leading to, this Agreement in confidence and not disclose such information to any Person except where:

(a)	such disclosure is made by a Party to its Representatives;

(b)	each other Party has approved such disclosure in writing;

(c)	such disclosure is required by applicable Law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that the disclosing Party shall first inform the other Parties of its intention to disclose such information and take into account the reasonable comments of the other Parties);

(d)	disclosure is necessary in connection with the management of the Tax affairs of a Party or its Affiliates;

(e)	disclosure is of information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(f)	disclosure is of information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives); or

(g)	disclosure is required for the purpose of any arbitral or judicial proceedings to which the disclosing Party is a party in a case where such disclosure is required by such proceedings.

13.2	The Company shall provide Investor an opportunity, to the Investor’s reasonable satisfaction, to review and comment on any and all filings by the Company with the SEC regarding this Agreement and the transactions contemplated hereby and any details or characterization thereof.

14.	Assignment

Unless each Party specifically agrees in writing, no Person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in any of them. Any purported assignment in contravention of this clause  14 ( Assignment) shall be void.

15.	Further Assurances

15.1	Each Party shall execute, or procure the execution of, such further documents as may be required by applicable Law or be necessary to implement and give effect to this Agreement.

15.2	Each Party shall procure that its Representatives comply with all obligations under this Agreement that are expressed to apply to any such Representatives.

16.	Notices

16.1	Any notice to be given by one Party to any other Party in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognized courier company.

16.2	A notice shall be effective upon receipt and shall be deemed to have been received: (a) at the time of delivery, if delivered by hand, registered post or courier; or (b) at the time of transmission, if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

16.3	The addresses and email addresses of the Parties for the purpose of clause 16.1 are:

Company	Address:	Email:

For the attention of:	No. 800 Century Avenue	Alexious.Lee@lotuscars.com.cn
Pudong District
Alexious Lee	Shanghai 200120, People’s
Republic of China
With a copy to:
Freshfields:

For the attention of:	55th Floor, One Island East,	philip.li@freshfields.com
Philip Li	Taikoo Place
Quarry Bay, Hong Kong

Investor	Address:	Email:

For the attention of:	Three IFC,	sanghwan.lee@meritz.co.kr
	10 Gukjegeumyung-ro,	hobin.whang@meritz.co.kr
Ethan Lee	Yeongdeungpo-gu, Seoul,
Hobin Whang	07326, Korea

With a copy to:
Davis Polk & Wardwell

For the attention of:	Level 10	miranda.so@davispolk.com
Miranda So	Hong Kong Club Building	samuel.kang@davispolk.com
Samuel Kang	3A Chater Road
Hong Kong
With a copy to:
Shin & Kim

For the attention of:	D-Tower (D2)	sklee@shinkim.com
Soo-Kyun (Timothy)	17 Jongno 3-gil	jameskang@shinkim.com
Lee	Jongno-gu, Seoul 03155
James Kang	Korea

16.4	Each Party shall notify each other Party in writing of a change to its details in clause 16.3 from time to time.

17.	Entire Agreement

17.1	This Agreement (including the Schedules hereto) sets out the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the subject matter hereof.

17.2	Nothing in this clause 17 ( Entire Agreement) shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

18.	Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

19.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment, telecopy or in

.pdf shall be an effective mode of delivery.

20.	Variations

No variation, deletion, supplement, amendment or replacement of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all Parties.

21.	Invalidity and Conflicts

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable under the applicable Law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

22.	Third Party Enforcement Rights

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to Persons who are not a party to this Agreement.

23.	Governing Law and Jurisdiction

23.1	This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

23.2	Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (the HKIAC) under the HKIAC Administered Arbitration Rules in force at the time of commencement of the arbitration. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. The claimant and respondent shall each nominate one (1) arbitrator and the third arbitrator shall be appointed by the HKIAC. The arbitration proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

24.	Remedies

The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise. The Parties acknowledge and agree that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. The Parties further acknowledge that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party further agrees that in the event of any action brought by the other Party for specific performance or injunctive relief, it will not assert as a defense that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Schedule 1

Company Warranties

1.	The Company and the Subsidiary are each validly incorporated, in existence, in good standing and duly registered under the Laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.

2.	The Company and the Subsidiary have each obtained all corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses and authorizations required to empower it to enter into and perform its obligations under this Agreement.

3.	Entry into and performance by the Company and the Subsidiary of this Agreement will not, in each case, (a) breach any provision of its constitutional documents; or (b) result in a breach of any applicable Laws in its jurisdiction of incorporation, or any order, decree or judgment of any court or any Governmental Entity to which it is a party or by which it is bound.

4.	This Agreement will, when executed, constitute valid and binding obligations of the Company and the Subsidiary, enforceable against the Company and the Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, moratorium, and similar Laws affecting creditors generally and by the availability of equitable remedies.

5.	No bankruptcy, insolvency or judicial composition proceedings concerning the Company or the Subsidiary has been applied for. So far as the Company and the Subsidiary are aware, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Company or the Subsidiary nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which would justify the avoidance of this Agreement.

6.	Neither the Company, the Subsidiary nor any of its respective subsidiaries are Sanctions Targets, or act directly or indirectly on behalf of any Sanctions Target. Neither the Company, the Subsidiary nor its respective subsidiaries are incorporated, located, resident or carrying on a trade or business in a Sanctioned Country. So far as the Company and the Subsidiary are aware, the Company, the Subsidiary and its respective subsidiaries are in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in it being designated as a Sanctions Target.

Schedule 2

Investor Warranties

1.	The Investor is validly incorporated, in existence, in good standing and duly registered under the Laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.

2.	The Investor has obtained all corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses and authorizations required to empower it to enter into and perform its obligations under this Agreement.

3.	Entry into and performance by the Investor of this Agreement will not (a) breach any provision of its constitutional documents; or (b) result in a breach of any applicable Laws in its jurisdiction of incorporation, or any order, decree or judgment of any court or any Governmental Entity to which it is a party or by which it is bound.

4.	This Agreement will, when executed, constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, moratorium, and similar Laws affecting creditors generally and by the availability of equitable remedies.

5.	The Investor is (a) the sole legal and beneficial owner of the Repurchase Shares free and clear from all Encumbrances; and (b) entitled to transfer or procure the transfer of the full ownership of the Repurchase Shares on the terms set out in this Agreement.

6.	No bankruptcy, insolvency or judicial composition proceedings concerning the Investor has been applied for. So far as the Investor is aware, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Investor nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which would justify the avoidance of this Agreement.

7.	Neither the Investor nor any of its subsidiaries are Sanctions Targets, or act directly or indirectly on behalf of any Sanctions Target. The Investor is not incorporated, located, resident or carrying on a trade or business in a Sanctioned Country. So far as the Investor is aware, the Investor is in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in it being designated as a Sanctions Target.

Schedule 3

Definitions and Interpretation

1.	Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Account Security Agreement means the Account Security Agreement, dated February 20, 2024, between the Company and the Investor;

ADSs has the meaning given in the Recitals to the Agreement;

Affiliate means, with respect to any Person, (a) any (i) other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, (ii) trust or partnership of which the trustee or general partner is the Person referred to in clause (i), or (iii) entity which manages or provides investment management advice to, or is managed by or receives investment management advice from, any of the foregoing, (b) any directors of such Person or of a Person described in clause (a) of this sentence, and (c) if such Person is an individual, (i) the individual’s spouse, (ii) the members of the immediate family (including parents, siblings and children) or other direct lineal descendant of the individual or of the individual’s spouse, and (iii) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with any of the foregoing individuals; provided that, with respect to the foregoing clause (a), “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise;

Agreed Return has the meaning given in the SSA;

Base Price has the meaning given in clause 1.1(b);

Business Day has the meaning given in the SSA;

Cash Top Up Obligation has the meaning given in the SA;

Charged Shares has the meaning given in clause 4.3(b);

Chargor means Lotus Advanced Technology Limited Partnership, a limited partnership with legal personality duly formed under the laws of the British Virgin Islands with limited partnership number 2494 and registered address at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, VG1110, British Virgin Islands ;

Closing means completion of the sale and repurchase of the Repurchase Shares in accordance with the provisions of this Agreement;

Closing Date means the date of the Closing;

Closing Notice has the meaning set out in clause 4.1;

Company has the meaning given in the Preamble to the Agreement;

Company Securities Account means a securities account to be designated by the Company in writing in the Closing Notice;

Company Warranties means the warranties given by the Company and the Subsidiary as set out in Schedule 1 (Company Warranties);

Coupon Amount has the meaning given in clause 3.2(a);

Default Interest has the meaning given in the Recitals to the Agreement;

Deposit Agreement means that certain deposit agreement by and among the Company as issuer, Deutsche Bank Trust Company Americas as depositary, and the holders and beneficial owners of ADSs evidenced by American depositary receipts issued thereunder, dated as of January 29, 2024;

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first offer, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect, with the exception of any of the foregoing arising out of the Deposit Agreement, the Company’s memorandum and articles of association or applicable securities laws;

Escrow Agreement means the escrow agreement, dated February 20, 2024, entered into by and mong the Company, Investor and JPMorgan Chase Bank, N.A. (as the Escrow Agent).

Event of Default has the meaning set out in the SSA;

Existing Deposit Amount has the meaning set out in Recitals to this Agreement;

First Deed of Release has the meaning given in clause 4.3(b)(i);

Further Top Up Obligation has the meaning given in the SA;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority;

Governmental Order means any judgment, decision, ruling, decree, order, settlement, injunction, writ, stipulation, determination or award of any Governmental Entity;

HKIAC has the meaning given in clause 23.2;

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China;

Initial Deposit Amount has the meaning given in the Recitals to the Agreement;

Interim Return has the meaning given in the SSA;

Investor has the meaning given in the Preamble to this Agreement;

Investor Bank Account means an account designated by the Investor in writing at least one (1) Business Day prior to April 30, 2025;

Investor Sold Shares has the meaning set out in clause 8.7;

Investor Warranties means the warranties given by the Investor as set out in Schedule 2 (Investor Warranties);

Investor’s Failure has the meaning given in clause 2.3;

JP Morgan means JPMorgan Chase Bank, N.A. Hong Kong Branch, in its capacity as the Escrow Agent pursuant to the Escrow Agreement;

Korea has the meaning given in the Preamble to this Agreement;

Law(s) means any law, statute, ordinance, rule, regulation, listing rules, stock exchange rules and regulations, code, Governmental Order or other requirement as enacted, issued, promulgated, enforced or entered by a Governmental Entity and having a legally binding effect;

Ordinary Shares has the meaning given in the Recitals to this Agreement;

Parties has the meaning given in the Preamble to this Agreement;

Person means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, any other legal entity, government or any agency or political subdivisions thereof, or any group comprised of two (2) or more of the foregoing;

Realization Amount has the meaning given in clause 9.1(d);

Realization Date means the date on which Investor actually receives, in irrevocable funds and not subject to any counterclaim, the Realization Amount pursuant to clause 9.1;

Receiver Criteria has the meaning given in clause 8.5(a);

Rehypothecated Security Assets has the meaning given in the Account Security Agreement;

Remaining Repurchase Price has the meaning given in clause 1.1(b);

Representatives means, in relation to a Party, its respective Affiliates and advisors;

Repurchase Shares has the meaning given in clause 1.1;

Restricted Cash Account has the meaning given in the SSA;

SA has the meaning given in the Recitals to this Agreement;

Sanctioned Country means any country or territory that is, or whose government is, the subject or target of comprehensive territorial based Sanctions;

Sanctions means any trade or economic sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority;

Sanctions Authority means:

(a)	the United Nations (as a whole and not its individual members), including the United Nations Security Council;

(b)	the United States, including the United States Department of Treasury Office of Foreign Assets Control, the United States Department of Commerce Bureau of Industry and Security and the United States Department of State,

(c)	the European Union (as a whole and not its individual member states);

(d)	the United Kingdom, including the Office of Financial Sanctions Implementation of His Majesty's Treasury; or

(e)	any other relevant national or supra-national Governmental Entity with jurisdiction over the relevant Party,

in each case, including the respective governmental institutions, departments and agencies of any of the foregoing which administers or enforces Sanctions with jurisdiction over the relevant Party and its Representatives;

Sanctions Target means any Person with which dealings are restricted or prohibited by any Sanctions;

SBA has the meaning given in the Recitals to this Agreement;

SBA Deposit has the meaning given in clause 1.1(a);

SEC means the U.S. Securities and Exchange Commission;

Second Deposit Amount has the meaning given in the Recitals to the Agreement;

Secured Securities Account has the meaning given in the Account Security Agreement;

Security has the meaning given in the SSA;

Security Assets has the meaning given in the Account Security Agreement;

Share Security Agreement means a security agreement over shares in relation to certain shares in Lotus Technology Inc., dated the date hereof;

SSA has the meaning given in the Recitals to this Agreement;

Subscription Shares has the meaning given in the SSA;

Subsidiary has the meaning given in the Preamble to this Agreement;

Subsidiary Escrow Account means an escrow securities account to be established pursuant to an escrow agreement to be entered into by and among Citibank or JP Morgan (as the escrow agent), the Subsidiary and the Investor, pursuant to clause 8.7;

Subsidiary Pledged Shares has the meaning given in clause 9.1(b);

Subsidiary Share Charge Agreement has the meaning given in clause 9.1(a);

Surviving Provisions means clauses 12 (Costs), 13 (Confidentiality), 14 (Assignment), 16 (Notices), 17 (Entire Agreement), 18 (Waivers, Rights and Remedies), 20 (Variations), 21 (Invalidity and Conflicts), 22 (Third Party Enforcement Rights) and 23 (Governing Law and Jurisdiction), and Schedule 3 (Definitions and Interpretation);

Tax means: (i) taxes on income, profits and gains; and (ii) all other taxies, levies, duties, imposts, charges and withholdings of any fiscal nature, including any excise, property, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security or social fund contributions, and any payment which the relevant Person may be or become bound to make to any Person as a result of the discharge by that Person of any tax which the relevant Person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant Person or any other Person and of whether any amount in respect of them is recoverable from any other Person;

Transfer means, with respect to any ADS:

(a)	sell, assign, transfer or otherwise dispose of it (or any interest therein) (including the grant of any option over or in respect of it);

(b)	create or permit to subsist any Encumbrances over it;

(c)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it;

(d)	enter into any agreement in respect of the votes or any other rights attached to it (other than by way of proxy for a particular shareholder meeting); or

(e)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing;

T-Bonds Return Date has the meaning given in clause 9.1(b);

US$ means United States dollars, the lawful currency from time to time of the United States of America;

Waived Default Interest Amount has the meaning set out in clause 2.4;

Waiver Fees has the meaning given in the SA;

Working Hours means 9.30 a.m. to 5.30 p.m. on a Business Day in the place of receipt of a notice;

XIRR means the internal rate of return calculated using the XIRR function in Microsoft Excel software, based on annual compounding; and

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a paragraph, clause or Schedule shall refer to those of this Agreement unless stated otherwise;

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	reference to amount in certain currency includes its equivalent in other currencies based on exchange rate published by Bloomberg L.P. on the relevant date (which shall be the date when the warranty is given or the undertaking or obligation needs to be complied with);

(d)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(e)	if the last calendar day of any period of calendar days specified in this Agreement is not a Business Day, then such period shall include and end on the Business Day following such last calendar day.

3.	Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Company or the Investor under this Agreement.

4.	Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.	Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 3 ( Definitions and Interpretation) and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

Schedule 4

Form of Deeds of Release

Part A

Form of First Deed of Release

THIS DEED OF RELEASE is dated _________________ and is made BETWEEN:

(1)	LOTUS ADVANCED TECHNOLOGY LIMITED PARTNERSHIP, a limited partnership with legal personality duly formed under the laws of the British Virgin Islands with limited partnership number 2494 and registered address at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, VG1110, British Virgin Islands as released party (the Released Party); and

(2)	MERITZ SECURITIES CO., LTD., a corporation incorporated under the laws of the Republic of Korea having its principal office at Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07326 (the Investor).

BACKGROUND

(A)	The Released Party and the Investor enter into this Deed in connection with the Released Document (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

Company means Lotus Technology Inc., an exempted company incorporated in the Cayman Islands with company number 379482.

Released Assets means all the assets of the Released Party, which are or are expressed to be, part of the subject of any Security created or expressed to be created in favour of the Investor pursuant to the Released Document.

Released Document means a security agreement over shares in relation to certain shares in the Company dated [•], 2025, between the Released Party and the Investor.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

1.2	Construction

(a)	Capitalised terms defined in the Released Document have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of clause 1.2 (Construction) of the Released Document apply to this Deed as though they were set out in full in this Deed except that references to the Released Document are to be construed as references to this Deed.

2.	RELEASE

On the date of this Deed, the Investor unconditionally and irrevocably:

(a)	releases the Released Assets from all Security created under or evidenced by the Released Document;

(b)	reassigns and retransfers to the Released Party all right, interest and title of the Investor in and to the Released Assets;

(c)	releases and discharges the Released Party’s obligations under or pursuant to the Released Document; and

(d)	confirms that its power under the Released Document to act as the Released Party's attorney is terminated.

3.	DELIVERY OF DOCUMENTS

The Investor confirms that it will, on the date of this Deed, provide all documents (including all certificates and other documents of title or evidence of ownership in respect of the Released Assets) which were delivered to them under the Released Document as listed below to the Released Party:

(a)	the executed but undated share transfer instrument in respect of 7,000,000 ordinary shares of the Company; and

(b)	the undated irrevocable proxy and power of attorney in respect of 7,000,000 ordinary shares of the Company executed in blank by or on behalf of the Released Party.

4.	FURTHER ASSURANCES

(a)	The Investor shall, at the reasonable request and sole cost of the Released Party, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is necessary to release, reassign or discharge (as appropriate) the Released Assets from the Security created by or in accordance with the Released Document, including but not limited to:

(i)	effecting registration, or assisting in effecting registration of this Deed with the Registrar of Limited Partnerships of the British Virgin Islands pursuant to the Limited Partnership Act (as amended) of the British Virgin Islands by making the required filing, or assisting in making the required filing, in the approved form with the Registrar of Limited Partnership of the British Virgin Islands; and

(ii)	informing or instructing the registered office provider of the Company, the registered agent of the Released Party or other relevant third parties as reasonably requested by the Released Party.

(b)	The Investor consents:

(i)	to the removal and/or deregistration of any entries, annotations, records and registrations made under or in relation to the Released Document; and

(ii)	to the revocation of any instructions contained in any and all notices (including notices of charge and/or assignment) (wherever applicable) served in connection with the Released Document, and confirms that (x) each such instruction be and is hereby revoked by the Released Party, and (y) a copy of this Deed may be delivered by the Released Party to any person on whom such notices were served as evidence of the discharge and release of the Security created by or in connection with the Released Document and/or the revocation of any such instruction.

5.	THIRD PARTY RIGHTS

A person who is not party to this Deed has no right under the Third Parties Ordinance to enforce or to enjoy the benefit of any term of this Deed.

6.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

7.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to conflicts of laws principles that would result in the application of any law other than the laws of Hong Kong.

8.	MISCELLANEOUS

The provisions of clause 20 (Confidentiality), clause 21 (Notices) and clause 24 (Enforcement) of the Released Document are deemed to be incorporated into this Deed as though they were set out in full in this Deed with references to the Released Document to be construed as references to this Deed.

THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this Deed.

Signatory

IN WITNESS WHEREOF this document has been executed as a DEED and DELIVERED on the date of this DEED.

Released Party

SIGNED, SEALED and DELIVERED as a DEED by [insert name(s) of person(s) authorised] as duly authorised and empowered signatory of LOTUS ADVANCED TECHNOLOGY LIMITED PARTNERSHIP )	) ) ) ) ) ) )

Investor

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[insert name(s) of person(s) authorised]	)
as duly authorised and empowered	)
signatory of	)
MERITZ SECURITIES CO., LTD.	)

Part B

Form of Second Deed of Release

THIS DEED OF RELEASE is dated _________________ and is made BETWEEN:

(1)	LOTUS EV LIMITED, an exempted company incorporated in the Cayman Islands with company number 396530 and its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, as released party (the Released Party); and

(2)	MERITZ SECURITIES CO., LTD., a corporation incorporated under the laws of the Republic of Korea having its principal office at Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07326 (the Investor).

BACKGROUND

(A)	The Released Party and the Investor enter into this Deed in connection with the Released Document (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

Custodian means [•].

Released Assets means all the assets of the Released Party, which are or are expressed to be, part of the subject of any Security created or expressed to be created in favour of the Investor pursuant to the Released Document.

Released Document means the account security agreement (subsidiary pledged shares) dated [•] between the Released Party and the Investor in relation to, among other things, the securities account opened in the name of the Released Party and held with the Custodian with account number [•] (including the American depository shares in Lotus Technology Inc. deposited in the

Secured Securities Account), and the USD account opened in the name of the Released Party and held with the Custodian with account number [•].

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

1.2	Construction

(a)	Capitalised terms defined in the Released Document have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of clause 1.2 (Construction) of the Released Document apply to this Deed as though they were set out in full in this Deed except that references to the Released Document are to be construed as references to this Deed.

2.	RELEASE

On the date of this Deed, the Investor unconditionally and irrevocably:

(a)	releases the Released Assets from all Security created under or evidenced by the Released Document;

(b)	reassigns and retransfers to the Released Party all right, interest and title of the Investor in and to the Released Assets;

(c)	releases and discharges the Released Party’s obligations under or pursuant to the Released Document; and

(d)	confirms that its power under the Released Document to act as the Released Party's attorney is terminated.

3.	FURTHER ASSURANCES

(a)	The Investor shall, at the reasonable request and sole cost of the Released Party, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is necessary to release, reassign or discharge (as appropriate) the Released Assets from the Security created by or in accordance with the Released Document, including but not limited to informing or instructing the Custodian, the registered office provider of the Released Party or other relevant third parties as reasonably requested by the Released Party.

(b)	The Investor consents:

(i)	to the removal and/or deregistration of any entries, annotations, records and registrations made under or in relation to the Released Document; and

(ii)	to the revocation of any instructions contained in any and all notices (including notice of charge) (wherever applicable) served in connection with the Released Document, and confirms that (x) each such instruction be and is hereby revoked by the Released Party, and (y) a copy of this Deed may be delivered by the Released Party to any person on whom such notices were served as evidence of the discharge and release of the Security created by or in connection with the Released Document and/or the revocation of any such instruction.

4.	THIRD PARTY RIGHTS

A person who is not party to this Deed has no right under the Third Parties Ordinance to enforce or to enjoy the benefit of any term of this Deed.

5.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

6.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to conflicts of laws principles that would result in the application of any law other than the laws of Hong Kong.

7.	MISCELLANEOUS

The provisions of clause 20 (Confidentiality), clause 21 (Notices) and clause 25 (Enforcement) of the Released Document are deemed to be incorporated into this Deed as though they were set out in full in this Deed with references to the Released Document to be construed as references to this Deed.

THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this Deed.

SIGNATORY

IN WITNESS WHEREOF this document has been executed as a DEED and DELIVERED on the date of this DEED.

Released Party

THE COMMON SEAL of	)
LOTUS EV LIMITED	)
an exempted company	)	[Affix common seal]
incorporated in the Cayman Islands	)
was hereunto affixed in the	)
presence of	)
)
)
)
)
Name:
Title: Director

Investor

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[insert name(s) of person(s) authorised]	)
as duly authorised and empowered	)
signatory of	)
MERITZ SECURITIES CO., LTD.	)

Schedule 5

Form of Subsidiary Share Charge Agreement

__________________ 2025

LOTUS EV LIMITED

as Chargor

and

MERITZ SECURITIES CO., LTD.

as Investor

ACCOUNT SECURITY AGREEMENT

(SUBSIDIARY PLEDGED SHARES)

[Note: This draft may need to be further updated after reviewing the custody agreement with the account bank and discussing with the account bank regarding the operation of the securities account.]

Schedule 1 Form of Notice of Charge	34
Schedule 2 Receiver’s Powers	37

-i-

THIS DEED is dated _______________ 2025

BETWEEN:

(1)	LOTUS EV LIMITED, an exempted company incorporated in the Cayman Islands with company number 396530 and its registered office at Maples Corporate Services Limited at PO Box 309, Ugland House, South Church Street, Grand Cayman, KY1-1104, Cayman Islands (the Chargor); and

(2)	MERITZ SECURITIES CO., LTD. of Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, 07326, Republic of Korea (the Investor).

BACKGROUND:

(A)	The Chargor enters into this Deed in connection with the Amended and Restated SBA (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that the Investor may only execute this document under hand.

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions In this Deed:

Accruing Property means all stock, shares, loan capital, bonds, investments, money or other securities (whether or not marketable), rights or other property accruing, offered or issued pursuant to the Accruing Rights including previous Accruing Property;

Accruing Rights means all allotments, accretions, offers, rights, benefits and advantages (including all voting rights) whatsoever at any time accruing, offered or arising in respect of or incidental to any Share Collateral by way of conversion, redemption, bonus, preference, purchase, substitution, exchange or as a result of any exercise of any option, warrant, conversion right from time to time or any other right, power or privilege in respect of dividend, distribution, interest or otherwise in respect of the Share Collateral from time to time;

ADSs means the American depository shares of the Company, each of which was duly and validly issued against the deposit of one underlying ordinary share, par value US$0.00001 per share, of the Company deposited with the depository bank of the Company;

Amended and Restated SBA means the amended and restated share buyback agreement in relation to the shares of the Company dated [•] 2025 between the Company, the Chargor and the Investor;

Business Day has the meaning ascribed to such term in the SSA;

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Clearance System means:

(a)	DTC;

(b)	any other person whose business is or includes the provision of clearance service or the provision of security accounts; or

(c)	any nominee or depository for such person;

Cash Account Charge means the cash account charge dated 20 February 2024 between the Company and the Investor;

Cayman Act means the Companies Act (as amended) of the Cayman Islands;

Company means Lotus Technology Inc., an exempted company incorporated in the Cayman Islands with company number 379482 and its registered office at Maples Corporate Services Limited at PO Box 309, Ugland House, South Church Street, Grand Cayman, KY1-1104;

Companies Ordinance means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);

Custodian means [●] or such other custodian acceptable to the Chargor and the Investor;

Custody Agreement means [the custody agreement dated [●] entered into between the Custodian, the Investor and the Chargor in respect of, amongst other things, the Security Accounts, or any other custody agreement or similar agreement, between the Custodian, the Investor and the Chargor;]

Delegate means any delegate, agent, attorney or co-trustee appointed by the Investor;

Distribution means in respect of any entity:

(a)	any dividend, charge, interest (including any interest on any unpaid dividend, charge, fees, payment or other distribution), fee (including without limitation any management, advisory or other fees), payment or other distribution (whether in cash or in kind) or redemption, repurchase, defeasance, retirement or repayment on or in respect of any share capital or share premium or other reserve of such entity; and/or

(b)	any interest payment, any repayment or prepayment of any amount of principal or any other payment in respect of any liability of such entity to any direct holder (in that capacity) of shares or shareholder loans issued or owed by such entity;

Dividend means any dividend, any Distribution and/or other payment or distribution of any kind on or in respect of any shares whether in the nature of dividend or capital including without limitation, cash pay-outs with a reduction in nominal value of the relevant shares;

DTC means the clearing system established and operated by the Depository Trust Company.

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Event of Default has the meaning ascribed to such term in the SSA and supplemented by the Amended and Restated SBA;

Legal Reservations means:

(a)	the principle that certain (including equitable) remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, and defences of acquiescence, set off or counterclaim;

(c)	the principle that in certain circumstances Security Interest granted by way of fixed charge may be recharacterised as a floating charge or that Security Interest purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security Interest over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security Interest has purportedly been created;

(g)	similar principles, rights, defences and remedies under the laws of any Relevant Jurisdiction; and

(h)	any other matters which are customarily set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to lenders and/or security takers as a condition precedent to funding under finance documents;

Listing Rules means the rules governing the listing of securities on Nasdaq;

Nasdaq means The Nasdaq Stock Market;

Party means a party to this Deed;

Perfection Requirements means any and all registrations, filings, notices and other actions and steps required to be made in any jurisdiction in order to perfect this Deed or in order for it to achieve the relevant priority for this Deed;

Property Ordinance means the Conveyancing and Property Ordinance (Cap. 219 of the Laws of Hong Kong);

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Receiver means the receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets, selected by the Company and the Investor in accordance with the Amended and Restated SBA ;

Related Property Rights means, in respect of any Share Collateral:

(a)	the proceeds of sale and/or other realisation of such Share Collateral (or any part thereof or interest therein);

(b)	all securities, options, agreements, rights, powers. benefits, remedies, indemnities, guarantees, warranties or covenants for title in respect of such Share Collateral;

(c)	any right against any Clearance System in relation to any Share Collateral (including any right to require the Clearance System to deliver securities or cash to the Chargor or to its order); and

(d)	all rights under any custodian or other similar agreement in respect of such Share Collateral (including the Custody Agreement) entered into between (among others) the Chargor and the Custodian in connection with any Share Collateral or the Secured Securities Account (including the right to require the Custodian to deliver securities or cash to the Chargor or to its order), in each case now or in the future owned by the Chargor or, to the extent of its interest, in which the Chargor now or in the future has an interest.

Register of Mortgages and Charges means the register of mortgages and charges of the Chargor maintained by the Chargor in accordance with section 54 of the Cayman Act;

Relevant Jurisdiction means in relation to the Chargor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to this Deed is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of this Deed;

Secured Cash Account means each cash account opened in the name of the Chargor and held with the Custodian pursuant to the Custody Agreement, which shall include:

(a)	the USD account opened in the name of the Chargor and held with the Custodian with account number [●];

(b)	if there is any change of the Custodian, any account(s) into which all or part of the cash balance from the Secured Cash Account is transferred; and

(c)	any account which is a successor to the Secured Cash Account on any re-numbering or re-designation of account and any account into which all or part of the cash balance from the Secured Cash Account is transferred for investment or administrative purpose;

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Secured Obligations has the meaning ascribed to the term “Realization Amount” in the Amended and Restated SBA;

Secured Securities Account means each securities account opened in the name of the Chargor and held with the Custodian pursuant to the Custody Agreement, which shall include:

(a)	the account opened in the name of the Chargor and held with the Custodian with account number [●];

(b)	if there is any change of the Custodian, any account(s) into which all or part of the securities from the Secured Securities Account is transferred; and

(c)	any account which is a successor to the Secured Securities Account on any re-numbering or re-designation of account and any account into which all or part of the securities balance from the Secured Securities Account is transferred for investment or administrative purposes;

Security Account means:

(a)	the Secured Cash Account; and/or

(b)	the Secured Securities Account;

Security Asset means each asset of the Chargor which is, or is intended to be, subject to any security created pursuant to Clause 3.2 (Custody Agreement) and Clause 3.3 (Security Accounts) of this Deed;

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect;

Security Period means the period beginning on the date of this Deed and ending on the date on which all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full;

Share Collateral means the 12,753,185 ADSs which would be deposited into the Secured Securities Account and any other ADSs which may at any time after the date of this Deed be transferred to the Secured Securities Account; and

SSA means the share subscription agreement dated 15 November 2023 between the Investor and the Chargor, as amended on 17 February 2024;

Transaction Documents means the SSA, the Amended and Restated SBA, the Account Security Agreement, the Cash Account Charge, the Escrow Agreement, the Share Security Agreement, the Custody Agreement and this Deed;

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1.2	Construction

(a)	Capitalised terms defined in the Amended and Restated SBA have, the same meanings in this Deed, unless expressly otherwise defined in this Deed.

(b)	In this Deed, unless the contrary intention appears, any reference in this Deed to:

(i)	any rights in respect of an asset include all amounts and proceeds paid or payable, all rights to make any demand or claim, and all powers, remedies, causes of action, security, guarantees and indemnities, in each case, in respect of or derived from that asset;

(ii)	the term this Security means any Security Interest created by this Deed;

(iii)	an agreement, instrument or other document to which it is a party includes any agreement, instrument or other document issued in the relevant person’s favour or of which it otherwise has the benefit (in whole or in part);

(iv)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(v)	assets includes present and future properties, revenues and rights of every description;

(vi)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(vii)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(viii)	including shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(ix)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

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(x)	a Share includes shares of any class or classes resulting from any subdivision, consolidation or re-classification of that Share;

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Deed;

(xiv)	the Investor, the Chargor or any other person includes their and any subsequent successors and permitted assignees and transferees;

(xv)	a successor includes an assignee or successor in title of any party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of any party under this Deed or to which, under such laws, any rights and obligations have been transferred; and

(xvi)	a Transaction Document or any other agreement or document is a reference to that Transaction Document or any other agreement, document or instrument as amended, novated or supplemented (however fundamentally) from time to time.

(c)	Notwithstanding any provision to the contrary in this Deed (other than Clause 17.12 (Reinstatement)), any covenant, restriction, undertaking and/or obligation of the Chargor under this Deed (other than a payment obligation which has not been discharged) shall no longer be in force after the expiry of the Security Period.

(d)	Unless the context otherwise requires, a reference to a Security Asset includes any part of that Security Asset, the proceeds of any disposal of that Security Asset, and the proceeds of sale of that Security Asset.

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(e)	For the purpose of conferring rights, powers, privileges, authorities, discretions and immunities contained in the Property Ordinance on the Investor, a Receiver or a Delegate, references to charge (including legal charge and equitable charge) or mortgage (including legal mortgage and equitable mortgage) in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to this Security, references to mortgaged land in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to the Security Assets, references to mortgage money in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to all or any part of the Secured Obligations, references to mortgagee in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to the Investor or its Delegate, references to receiver in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to a Receiver or its Delegate, and references to mortgagor in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to the Chargor.

(f)	Unless the context otherwise requires, a reference to a Security Asset includes any part of that Security Asset, the proceeds of any disposal of that Security Asset, the proceeds of sale of that Security Asset and (in the case of any Share Collateral held in book entry form which are for any reason, recertificated or re-materialised) all rights, title and interest of the Chargor in and to those re-certificated or re-materialised securities.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) (the Third Parties Ordinance), to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

(c)	Any Receiver, Delegate or sub-delegate appointed by the Investor under this Deed or any person described in Clause 9 (Exoneration) may, subject to this Clause 1.3 and the provisions of the Third Parties Ordinance, enforce and enjoy the benefit of any Clause which expressly confers rights on it.

2.	Covenant to Pay

2.1	Covenant to pay

Subject to Clause 2.2 (Limited Recourse), the Chargor as primary obligor and not merely as surety covenants with the Investor that it will pay and discharge on demand the Secured Obligations on the date(s) on which such Secured Obligations are expressed to become due and payable, and in the manner provided for in the relevant Transaction Document.

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2.2	Limited Recourse

Notwithstanding that this Deed secures the Secured Obligations, the Investor agrees and acknowledges that the Chargor’s liability under this Deed is limited to the value of the Security Assets realised by the Investor. For the avoidance of doubt, the Chargor shall not be liable to the Investor under this Deed for any shortfall between the value of the Security Assets realised by the Investor and the Secured Obligations.

3.	Creation of Security

3.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Investor;

(ii)	is created over present and future assets of the Chargor;

(iii)	is created by the Chargor as the beneficial owner of its assets; and

(iv)	is continuing security for the payment, discharge and performance of the Secured Obligations.

(b)	If the rights of the Chargor under a document or in respect of any other asset cannot be secured without the consent of a party to that document or any relevant third party in respect of such other asset or without the satisfaction of some other condition:

(i)	the Chargor must notify the Investor as soon as reasonably practicable;

(ii)	this Security will constitute security over all proceeds and other amounts which the Chargor may receive, or has received, under that document or in respect of that other asset, but will exclude the Chargor’s other rights under the document or that other asset until the Chargor obtains the required consent or, if applicable, satisfies the relevant condition;

(iii)	unless the Investor otherwise requires, the Chargor must use its reasonable endeavours to obtain the required consent or satisfy the relevant condition;

(iv)	if the Chargor obtains the required consent or satisfies the relevant condition:

(A)	the Chargor must notify the Investor as soon as reasonably practicable; and

(B)	all of the Chargor’s rights under the document or relevant asset will immediately be secured in accordance with this Deed.

(c)	The fact that no or incomplete details of any Security Asset are included in this Deed does not affect the validity or enforceability of this Security.

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3.2	Custody Agreement

The Chargor assigns absolutely, as continuing security for the payment, discharge and performance of all of the Secured Obligations, subject to a proviso for re-assignment on redemption, all of its rights under or in connection with the Custody Agreement (including its rights to require the Custodian to deliver securities or cash to the Chargor or its order) in favour of the Investor.

3.3	Security Accounts

The Chargor, as continuing security for the payment, discharge and performance of all Secured Obligations, assigns absolutely, subject to a proviso for re-assignment on redemption, and to the extent that they are not effectively assigned under this paragraph, charges by way of first fixed charge:

(a)	all its rights, title and interest in the Share Collateral, any Related Property Rights (to the extent such Related Property Rights are not assigned in favour of the Investor pursuant to Clause 3.2 (Custody Agreement)), any Accruing Property, any Accruing Rights and the Secured Securities Account; and

(b)	all of its rights in respect of any amount standing to the credit of the Secured Cash Account and the debt represented by that account,

in favour of the Investor.

3.4	Floating charge

(a)	The Chargor charges by way of a first floating charge all of its Security Assets not at any time otherwise effectively mortgaged, charged or assigned by way of fixed mortgage, charge or assignment under this Clause.

(b)	The Investor may by notice to the Chargor convert the floating charge created by that Chargor under this Deed into a fixed charge as regards any of the Chargor’s Security Assets specified in that notice, if:

(i)	an Event of Default as provided under clause 8.1(a) (Event of Default) of the Amended and Restated SBA has occurred and is continuing;

(ii)	the Investor considers those Security Assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

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(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Investor, is likely to result in the Chargor failing to comply with its obligations under Clause 6 (Restrictions on dealings), and upon issue of such notice by the Investor to the Chargor in respect of any Security Asset of the Chargor, the floating charge over that Security Asset shall immediately crystallise and become a fixed charge.

(c)	If:

(i)	the Chargor takes any step to create any Security Interest in breach of Clause 6 (Restrictions on dealings) over any Security Assets subject to the floating charge created pursuant to paragraph (a) above;

(ii)	any person takes any step to effect any expropriation, attachment, sequestration, distress or execution against any Security Assets subject to the floating charge created pursuant to paragraph (a) above;

(iii)	any meeting of the members of the Chargor is convened to consider a resolution to wind up the Chargor (or not to wind up the Chargor); or

(iv)	a liquidator or Receiver in relation to the Security Assets is appointed or any step which is likely or intended to lead to such appointment is taken,

(in addition to the circumstances in which such a conversion will occur under general law) the floating charge created under this Deed will automatically and immediately convert into a fixed charge over all of the Chargor’s Security Assets.

(d)	The giving by the Investor of a notice under paragraph (b) above in relation to any Security Asset of the Chargor will not be construed as a waiver or abandonment of the Investor’s rights to give any other notice in respect of any other Security Asset or of any other right of the Investor under this Deed or any other Transaction Document.

4.	Representations

4.1	Representations

The Chargor makes the representations and warranties set out in this Clause to the Investor.

4.2	Nature of security

Subject to the Legal Reservations, this Deed creates those Security Interests it purports to create and is not liable to be amended, avoided or otherwise set aside on its liquidation or provisional supervision or otherwise.

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4.3	Ranking of security

Subject to the Perfection Requirements and the Legal Reservations, this Security has first ranking priority and is not subject to any prior ranking or pari passu ranking Security Interests.

4.4	Share Collateral

(a)	The Chargor has good, valid and marketable title to all the Share Collateral and acquired all such Share Collateral in a lawful manner and all such Share Collateral are:

(i)	fully paid;

(ii)	freely and fully transferable;

(iii)	free from any Security Interests and any other rights or interests in favour of third parties, except in the Investor’s or its nominee’s favour, or any lien or set-off arrangement as may be set out in the Custody Agreement;

(iv)	not subject to any pre-emption, option to purchase or similar rights.

(b)	None of the constitutional documents of the Chargor or any agreement or arrangement binding on the Chargor restricts or inhibits the creation of any Security Interests under this Deed.

(c)	The Chargor is the sole beneficial owner of the Security Assets over which it grants or purports to grant any Security Interests under this Deed.

(d)	There are no outstanding and unpaid payment obligations in relation to the Security Assets to any Clearance System or custodian (including the Custodian).

4.5	Custody Agreement

(a)	Subject to the Legal Reservations, the Custody Agreement is legal, valid, binding and enforceable obligation of the Chargor.

(b)	All amounts owed to it by the Custodian are not subject to any right of set-off or similar right, except as may be set out in the Custody Agreement.

(c)	Its rights under the Custody Agreement are free of any Security Interests (except those created by or pursuant to this Deed) and any other rights or interests in favour of third parties, except as may be set out in the Custody Agreement.

(d)	It is not in default of any of its obligations under the Custody Agreement.

(e)	Its entry into and performance of this Deed will not conflict with any term of the Custody Agreement.

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4.6	Security Accounts

The Chargor is the sole legal and beneficial owner of the credit balances and securities balance from time to time in each Security Account which it maintains and such credit balances and securities balance in each Security Account are free of any Security Interests and any other rights or interests in favour of third parties, except in the Investor’s or its nominee’s favour, or any lien or set-off arrangement as may be set out in the Custody Agreement.

4.7	Security

No Security Interests exist over all or any of the Security Assets other than as or will be created pursuant to this Deed.

4.8	Status

The Chargor:

(a)	is duly incorporated, validly existing and in good standing under the laws of its jurisdiction; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

4.9	Power and authority

The Chargor has the power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated hereunder.

4.10	Binding obligations

Subject to any Legal Reservations and any Perfection Requirements:

(a)	the obligations expressed to be assumed by the Chargor in this Deed are legally binding, valid and enforceable obligations; and

(b)	this Deed is in the proper form for its enforcement in the jurisdiction of the Chargor’s incorporation.

4.11	Non-conflict

The entry into and performance by the Chargor of this Deed, and the granting of this Security do not and will not:

(a)	breach:

(i)	any provision of the constitutional documents of the Chargor; or

(ii)	any applicable laws or regulations in its jurisdiction of incorporation, any applicable order, decree or judgment of any court or any governmental entity; and

(b)	result in the existence of, or oblige the Chargor to create, any Security Interest over all or any of its assets (except for any Security Interest created under this Deed).

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4.12	Authorisations

Subject to the Legal Reservations, and except as referred to in any Transaction Document, all material authorisations required:

(a)	to enable the Chargor lawfully to enter into, exercise its rights, comply with and perform its obligations in this Deed; and

(b)	to make this Deed admissible in evidence in Hong Kong and the Cayman Islands (other than, in respect of the Cayman Islands, the payment of stamp duty if this Deed is executed in, brought into or produced before a court in the Cayman Islands), have been obtained or effected and are in full force and effect.

4.13	Non-Hong Kong Company

As at the date of this Deed, the Chargor is not registered as a non-Hong Kong company under Part 16 of the Companies Ordinance and it has not made any application to be so registered.

4.14	Times for making representations and warranties

The representations and warranties set out in this Clause are made by the Chargor on the date of this Deed and are deemed to be repeated on each day during the Security Period, with reference to the facts and circumstances then existing.

5.	Covenants

5.1	General

The Chargor agrees to be bound by the covenants set out in this Clause during the Security Period.

5.2	Information – miscellaneous

The Chargor must supply to the Investor:

(a)	promptly on request, such information as the Investor may reasonably request in relation to the Security Interests created under this Deed and the compliance by the Chargor with the terms of this Deed; and

(b)	notice of any notification and/or disclosure that the Chargor is required to make pursuant to law, the Listing Rules or any other applicable securities law or regulation as a result of the entry into or performance of this Deed and, to the extent lawful, a copy of any such notification and/or disclosure when made.

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5.3	Non-public information

(a)	The Chargor may not provide to the Investor any material, non-public, price sensitive information in relation to the Company, its shareholders, directors, and/or officers and/or its subsidiaries, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Company that, in each case, is not disclosed in the Company’s most recent annual report or subsequent public information releases that is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company, or its subsidiaries or its securities in any document or notice required to be delivered pursuant to this Deed or communication in connection with this Deed to the Investor without the prior written consent of the Investor.

(b)	If any notice or communication is required to be delivered or made by the Chargor under this Deed that would include or would itself constitute inside information or material non-public information in relation to the Company and/or the Shares, the Chargor must:

(i)	to the extent possible make such notice or communication without inclusion of the relevant information; and

(ii)	promptly contact the legal department of the Investor by contacting the Investor pursuant to Clause 21 (Notices) to discuss whether and on what terms such information may be provided (at the determination of the Investor) to the Investor.

5.4	Compliance with laws

The Chargor must comply in all respects with all laws or regulations to which it may be subject, if failure to comply would materially impair its ability to perform its obligations under this Deed.

5.5	Authorisations

The Chargor must promptly obtain, maintain and comply with the terms of any authorisation required under any applicable law or regulation to enable it to perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in each of its Relevant Jurisdictions of this Deed (subject to applicable periods agreed in this Deed for Perfection Requirements).

5.6	No restrictions

The Chargor must ensure that subject to the Legal Reservations, there shall not be any restriction in:

(a)	any document to which it is party; or

(b)	any document binding on it or any of its assets,

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in each case:

(i)	in the case of any document to which it is party, which restricts or inhibits or would restrict or inhibit the performance of its obligations, or the Investor’s exercise of its rights, under this Deed; or

(ii)	in any other case, which restricts or inhibits the rights or remedies of the Investor or grant of any Security Interest under this Deed and which restriction or inhibition is not remedied to the satisfaction of the Investor.

5.7	Further Assurance The Chargor shall:

(a)	promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Investor may reasonably specify (and in such form as the Investor may reasonably require in favour of the Investor or its nominee(s)):

(i)	to protect or perfect the Security Interests created or intended to be created under or evidenced by this Deed (which may include the execution of a mortgage, charge, assignment or other Security Interests over all or any of the assets which are, or are intended to be, the subject of this Security) or for the exercise of any rights, powers and remedies of the Investor, any Receiver or any Delegate provided by or pursuant to this Deed or the Transaction Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Interests; and

(b)	take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interests conferred or intended to be conferred on the Investor by or pursuant to this Deed.

5.8	Perfection

(a)	The Chargor shall as soon as practicable after execution of this Deed and in any event within ten Business Days, instruct its registered office provider to enter particulars as required by the Cayman Act of this Security in the Register of Mortgages and Charges and immediately after entry of such particulars has been made, provide the Investor and/or its legal advisers with a certified true copy of the updated Register of Mortgages and Charges;

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(b)	without prejudice to Clause 4.13 (Non-Hong Kong Company), if at any time after the date of this Deed, the Chargor applies to have itself registered as a non-Hong Kong company under Part 16 of the Companies Ordinance, it shall:

(i)	immediately notify the Investor of such registration and provide the Investor with a copy of its certificate of registration issued by the Companies Registry in Hong Kong; and

(ii)	as soon as practicable and in any event within one month after the date of such registration, take all steps to comply with the registration requirements under the Companies Ordinance in respect of this Deed and this Security.

6.	Restrictions on dealings

6.1	General

The Chargor agrees to be bound by the restrictions and undertakings set out in this Clause during the Security Period.

6.2	Restrictions on dealings

The Chargor shall not and shall not agree to:

(a)	subject to any lien or set-off arrangement as may be set out in the Custody Agreement, create or permit to subsist any Security Interest or any third party interest over any Security Asset;

(b)	agree or contract to restrict or prohibit the dealing in, assignment of or transfer of any Security Assets or enter into such other arrangement having a similar economic effect (including any lock-up or escrow arrangements in respect of any Security Asset); or

(c)	sell, transfer, license, lease or otherwise dispose of any Security Asset,

except:

(i)	pursuant to the Transaction Documents; or

(ii)	with the prior consent of the Investor.

6.3	Withdrawals

The Chargor must not withdraw or otherwise deal in or with the Share Collateral from the Secured Securities Account, except with the prior consent of the Investor or as otherwise permitted under Transaction Documents.

6.4	Preservation

The Chargor must not, without the prior consent of the Investor:

(a)	waive any term of, or terminate, or assign the Custody Agreement unless otherwise expressly permitted under the Transaction Documents; or

(b)	take any action which might jeopardise the existence or enforceability of the Custody Agreement.

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6.5	Other undertakings

The Chargor must duly and promptly perform and ensure that it is not in default of its obligations and diligently pursue its rights under the Custody Agreement.

7.	Security Assets

7.1	General

The Chargor agrees to be bound by the obligations set out in this Clause during the Security Period.

7.2	Accounts

(a)	Each Security Account must be maintained at a branch of the Custodian approved by the Chargor and the Investor. The initial Custodian in respect of each Security Account is [●].

(b)	In so far as the Secured Cash Account relates to cash, such account must be denominated in USD.

(c)	If the Chargor or Custodian receives any amount for crediting to the Secured Cash Account in a currency other than USD, the Chargor must convert that amount into USD (at the Custodian’s prevailing rate for comparable transactions) on the date on which such amount is received.

(d)	The Chargor may not make any withdrawals from the Secured Cash Accounts or the Secured Securities Account unless such withdrawal is made:

(i)	with the prior written consent of the Investor;

(ii)	as permitted under the Transaction Documents; or

(iii)	at such time that there are no outstanding Secured Obligations.

(e)	The Chargor may not transfer amounts to the Secured Cash Account other than:

(i)	the proceeds from a disposal of Share Collateral permitted under the Transaction Documents converted into USD (if not already in USD);

(ii)	interest accrued on amounts of cash standing to the credit of the Secured Cash Account; or

(iii)	as otherwise expressly permitted under the Transaction Documents.

(f)	Except as expressly permitted under the Transaction Documents, the Chargor may not request that the Investor give instructions to the Custodian to withdraw or transfer:

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(i)	any cash from the Secured Cash Account; or

(ii)	any Share Collateral from the Secured Securities Account.

7.3	Dividends

(a)	Without prejudice to paragraph (b) below,

(i)	the Chargor must procure that all Dividends received in respect of any Security Assets must, as soon as reasonably practicable upon receipt by or on behalf of the Chargor, be converted into USD (if not already in USD), and transferred into the Secured Cash Account, and such amounts shall then be subject to the Security Interests created under this Deed; and

(ii)	if any Dividends are paid or payable other than in cash and are received in respect of any Security Assets, the Chargor must as soon as reasonably practicable deposit such Dividends, and ensure that such Dividends are deposited, into the Secured Securities Account and shall be deemed to constitute “Share Collateral” for the purposes of the Transaction Documents.

(b)	Notwithstanding anything to the contrary, at any time before this Security becomes enforceable, the Chargor shall have the right to receive and retain all Dividends and the Chargor shall be permitted to withdraw such Dividends from the relevant Security Account.

7.4	Change of Custodian

(a)	If there is a change of Custodian, subject to the terms of the Custody Agreement, such change will only become effective when the proposed new Custodian agrees with the Investor and the Chargor, in a manner satisfactory to the Investor (acting reasonably), to fulfil the role of the Custodian under this Deed.

(b)	If there is a change of Custodian:

(i)	the amount (if any) standing to the credit of the relevant Security Account maintained with the old Custodian will be transferred to the corresponding Security Account maintained with the new Custodian immediately upon the appointment taking effect; and

(ii)	the Share Collateral standing to the credit of the Secured Securities Account maintained with the old Custodian will be transferred to the corresponding Secured Securities Account maintained with the new Custodian immediately upon the appointment taking effect.

(c)	The Chargor must give all authorisations and instructions necessary for any such transfer to be made. The Chargor must take any action which the Investor may reasonably require to facilitate a change of Custodian and any transfer of credit balances or Share Collateral (including the execution of bank mandate forms).

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7.5	Interest

Amounts standing to the credit of the Secured Cash Account will bear interest at the then applicable rates applied by the Custodian to accounts of a similar nature for its independent customers.

7.6	Withdrawals after enforcement event

The Investor (or a Receiver) may (subject to the payment of any claims having priority to this Security) withdraw amounts standing to the credit of the Secured Cash Account to meet an amount due and payable under the Transaction Documents at any time after this Security has become enforceable in accordance with Clause 8.1 (Enforcement event) and without prejudice to Clause 15 (Release).

7.7	Notices of charge

(a)	[The Chargor must, promptly on the date of this Deed, sign and deliver to the Custodian with which it maintains a Security Account and the Investor a notice of charge substantially in the form set out in Schedule 1 (Form of Notice of Charge) (or otherwise in a form acceptable to the Investor) and use reasonable endeavours to procure that the Custodian as soon as practicable after the delivery of such notice signs and delivers to the Investor the relevant form of acknowledgement.][1]

(b)	The Chargor must, promptly upon any change of Custodian, sign and deliver to the new Custodian and the Investor, a notice of charge substantially in the form set out in Schedule 1 (Form of Notice of Charge) (or otherwise in a form acceptable to the Investor) and use reasonable endeavours to procure that the new Custodian as soon as practicable after the delivery of such notice signs and delivers to the Investor the relevant form of acknowledgement.

7.8	Changes to rights

The Chargor must not take or allow the taking of any action on its behalf (including the exercise of any voting rights) which may result in the rights attaching to any of the Security Assets being altered including any action to re-certificate or re-materialise any Share Collateral held in book entry form.

7.9	Calls

(a)	To the extent applicable, the Chargor must pay all calls and other payments due and payable in respect of any of the Security Assets.

(b)	If the Chargor fails to do so, the Investor may pay the calls or other payments on behalf of the Chargor. The Chargor must reimburse, immediately on request, the Investor for any payment made by the Investor under this paragraph (b).

1 Arrangement be discussed with the Custodian.

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7.10	Other obligations in respect of Security Assets

(a)	The Chargor must comply with all other conditions and obligations assumed by it in respect of any of the Security Assets.

(b)	The Investor is not obliged to:

(i)	perform any obligation of the Chargor;

(ii)	make any payment, or make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;

(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed; or

(iv)	exercise any rights to which it or the Chargor may be entitled, in respect of any Security Assets.

7.11	Voting rights and Dividends

(a)	Before this Security becomes enforceable:

(i)	the Chargor may continue to exercise (or refrain from exercising) the voting rights and any other rights or powers in respect of the Security Assets provided that they are exercised in a manner which will not prejudice the rights and interest of the Investor under the Transaction Documents and will not result in a breach of any of its obligations and undertakings in the Transaction Documents; and

(ii)	without prejudice to paragraph (b) of Clause 7.3 (Dividends), all Dividends shall be credited to the relevant Security Account.

(b)	After this Security has become enforceable, the Investor may serve a notice on the Custodian requiring that any voting rights and any other rights or powers which may be exercised by the legal or beneficial owner of any Security Assets, any person who is the holder of any Security Assets or otherwise, be exercised as directed by the Investor, provided that such powers and rights shall be exercised in accordance with Clause 8.1 (Enforcement event).

(c)	The Investor will have no liability to the Chargor for any loss that results from the exercise or non-exercise of any voting rights or any other rights attaching to the Security Assets or for any failure to deal with any notice relating to the Security Assets that is sent to the Investor except to the extent directly caused by the Investor’s fraud, gross negligence or wilful misconduct.

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7.12	Liability of the Investor

The Chargor agrees with the Investor that neither the Investor nor any of its nominees will have any liability for:

(a)	failing to present any document relating to any of the Security Assets;

(b)	accepting or failing to accept any offer relating to any of the Security Assets;

(c)	failing to pay any call, instalments or other payments which may be due and payable in respect of the Security Assets;

(d)	failing to attend or vote at any meeting relating to the Security Assets;

(e)	failing to notify the Chargor of any matters mentioned in this Clause or of any communication received by the Investor in relation to the Security Assets; or

(f)	any loss arising out of or in connection with the exercise or non-exercise of any rights or powers attaching or accruing to the Security Assets or which may be exercised by the Investor or any of its nominees for the Investor under this Deed (whether or not on sale or other realisation of the Security Assets a better price could have or might have been obtained by either deferring or advancing the date of sale or realisation or otherwise), provided that none of the provisions in this Clause shall affect the Investor’s right to make a claim against its nominee (including the Custodian) for the failure caused by such nominee or the relevant Custodian or any loss as a result of such failure, except to the extent directly caused by the Investor’s fraud, gross negligence or wilful misconduct.

8.	When Security becomes enforceable

8.1	Enforcement event

During the Security Period, this Security will become immediately enforceable after the occurrence of an Event of Default as provided under clause 8.1(a) (Event of Default) of the Amended and Restated SBA and the Investor shall, without the prior authorisation of any court or consent by the Chargor but subject to notice to the Chargor, appoint under seal or in writing under its hand a Receiver of the whole or any part of the Security Assets in accordance with Clause 10 (Receiver) to enforce the whole or any part of this Security and take possession of or dispose of all or any of the Security Assets in each case at such times and upon such terms as it sees fit and in accordance with the Amended and Restated SBA.

8.2	No Restrictions on Consolidation of Mortgages

The Investor shall have the right to consolidate all or any of the Security Interest created by or pursuant to this Deed with any other Security Interest in existence at any time. Such power may be exercised by the Investor at any time upon this Security becoming enforceable in accordance with Clause 8.1 (Enforcement event).

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8.3	Restrictions on Exercise of Power of Sale

Paragraph 11 of the Fourth Schedule to the Property Ordinance shall not apply to this Deed and the power of sale arising under the Property Ordinance shall arise on the date of this Deed (and the Secured Obligations shall be deemed to have become due and payable for that purpose). The power of sale and other powers conferred by sections 51 (Powers of mortgagee and receiver) and 53 (Sale by mortgagee) of and the Fourth Schedule (Powers of mortgagee and receiver) to the Property Ordinance as varied or extended by this Deed and those powers conferred (expressly or by reference) on a Receiver shall be immediately exercisable by the Receiver at any time upon the Security Interests becoming enforceable, provided that such powers shall be exercised in accordance with Clause 8.1 (Enforcement) above.

8.4	No Prior Notice Needed

The powers of the Investor set out in Clauses 8.2 (No Restrictions on Consolidation of Mortgages) and 8.3 (Restrictions on Exercise of Power of Sale) above may be exercised by the Receiver without prior notice to the Chargor, provided that such powers shall be exercised in accordance with Clause 8.1 (Enforcement) above.

8.5	Construction of Enforcement Powers

Except to the extent provided by law, none of the powers described in this Clause 8 will be affected by the winding-up or dissolution of the Chargor.

8.6	Delegation

The Investor may delegate in any manner to any person any rights exercisable by the Investor under this Deed. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Investor thinks fit.

9.	Exoneration

Neither the Investor nor any Receiver will, by reason of its or the Receiver entering into possession of the Security Assets or any part thereof, be liable (except for fraud, negligence or wilful misconduct) to account as mortgagee in possession or be liable for any loss or realisation or for any default or omission for which a mortgagee in possession might be liable; but every Receiver duly appointed by the Investor under this Deed shall for all purposes be deemed to be in the same position as a receiver duly appointed by a mortgagee under the Property Ordinance save to the extent that the provisions of the Property Ordinance are varied by or are inconsistent with the provisions of this Deed when the provisions hereof shall prevail and every such Receiver and the Investor shall in any event be entitled to all the rights, powers, privileges and immunities conferred by the Property Ordinance on mortgagees and receivers duly appointed under the Property Ordinance.

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10.	Receiver

10.1	Appointment of Receiver

(a)	Without prejudice to Clause 15 (Release), the Investor shall appoint one person to be a Receiver of all or any part of the Security Assets in accordance with clause 8.5 (Event of Default) of the Amended and Restated SBA if this Security has become enforceable in accordance with Clause 8.1 (Enforcement event).

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

10.2	Removal

Subject to prior written consent of the Company, the Investor may, by writing under its hand, remove any Receiver appointed by it if such Receiver is in breach of any provision of this Deed or the instrument appointing such Receiver and shall appoint a new Receiver in accordance with the mechanism set out in clause 8.5 (Event of Default) of the Amended and Restated SBA in the place of any Receiver whose appointment may have terminated under this Clause 10.2.

10.3	Remuneration

The Chargor shall be liable for the remuneration and all other costs, losses, liabilities and expenses of any Receiver unless it is caused by such Receiver’s fraud, gross negligence or wilful default.

10.4	Agent of the Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Property Ordinance. Unless prohibited by applicable laws, the Chargor is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for any liabilities incurred by a Receiver.

(b)	The Investor will not incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver.

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11.	Powers of Receiver

11.1	Powers

A Receiver shall have (and be entitled to exercise) in relation to the Security Assets over which he is appointed the following powers (as the same may be varied or extended by the provisions of this Deed):

(a)	all of the powers and rights conferred from time to time on receivers, mortgagors and mortgagees in possession by the Property Ordinance;

(b)	all the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which the Chargor itself could do or omit to do; and

(c)	all the powers and rights outlined in Schedule 2 (Receiver’s Powers),

provided that such powers shall be exercised in accordance with Clause 8.1 (Enforcement).

11.2	Powers may be Restricted

The powers granted to a Receiver pursuant to this Deed may be restricted by the instrument (signed by the Investor) appointing him but they shall not be restricted by any winding-up or dissolution of the Chargor.

12.	Protection of purchasers

12.1	Absence of Enquiry

No person or persons dealing with the Investor or any Receiver appointed by it shall be concerned to enquire whether any event has happened upon which any of the powers in this Deed are or may be exercisable or otherwise as to the propriety or regularity of any exercise of such powers or of any act purporting or intended to be an exercise of such powers or whether any amount remains secured by this Deed or how any money paid to the Investor or to that Receiver is to be applied. All the protections to purchasers and persons dealing with receivers contained in sections 52, 53 and 55 of the Property Ordinance shall apply to any person purchasing from or dealing with the Investor or any such Receiver.

12.2	Receipt: Conclusive Discharge

The receipt of the Investor or any Receiver shall be a conclusive discharge to any purchaser of the Security Assets.

13.	Power of attorney

13.1	Power of Attorney: General

The Chargor irrevocably and by way of security (within the meaning of section 4 of the Powers of Attorney Ordinance (Cap. 31 of the laws of Hong Kong)) appoints the Investor, any Receiver, any of its Delegates or sub-delegates severally to be its attorney in its name and on its behalf and as its act and deed:

(a)	to execute and deliver any documents or instruments which the Investor or such Receiver may require for perfecting the title of the Investor to the Security Assets or for vesting the same in the Investor, its nominee or any purchaser;

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(b)	to sign, execute, seal and deliver and otherwise perfect any further security document which the Chargor is required to enter into pursuant to this Deed; and

(c)	otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Investor or any Receiver under this Deed or generally under the law or which the Chargor is required to do pursuant to this Deed or which the Investor or a Receiver considers necessary in connection with any preservation, disposition, realisation or getting in by the Investor or such Receiver of the Security Assets or any part thereof or in connection with any other exercise of any other power under this Deed, provided that the Investor, a Receiver or any of their respective delegates or sub-delegates may only exercise the power of attorney granted to it under this Clause 13:

(i)	after the Security Interests have become (and for so long as it remains) enforceable; or

(ii)	upon any failure by the Chargor to comply with an obligation under this Deed within the time allowed for it to do so under this Deed,

and in each case in accordance with Clause 8.1 (Enforcement event).

13.2	Power of Attorney: Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney mentioned in this Clause 13 shall do or purport to do in exercise of the powers granted by this Clause 13.

13.3	Power of Attorney: General Delegation

The Investor and any Receiver shall have full power to delegate the powers, authorities and discretions conferred on it or him by this Deed (including the power of attorney) on such terms and conditions as it or he shall see fit which shall not preclude exercise of those powers, authorities or discretions by it or him or any revocation of the delegation or any subsequent delegation. The Investor shall not, nor shall any Receiver, be in any way liable to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate selected by it provided that the Investor or that Receiver (as the case may be) has exercised due care in selecting such Delegate.

14.	Application of proceeds

All amounts from time to time received or recovered by the Investor or any Receiver pursuant to the terms of this Deed or in connection with the realisation or enforcement of all or any part of this Security will be held by the Investor and applied at any time the Investor sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 14), in the order of priority as set out in clauses [9.1(d), 9.1(e) and 9.1(f)] of the Amended and Restated SBA.

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15.	Release

15.1	Release

At the end of the Security Period, the Investor shall, at the reasonable request and sole cost of the Chargor, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is necessary to release, reassign or discharge (as appropriate) the Security Assets from this Security, including signing of the relevant written instructions and returning the same to the Custodian.

15.2	Avoidance of Payments

No amount paid, repaid or credited to the Investor shall be deemed to have been irrevocably paid for the purposes of determining whether all Secured Obligations have been irrevocably and unconditionally paid if the Investor reasonably considers that the payment or credit of such amount is capable of being avoided or reduced by virtue of any laws applicable on bankruptcy, insolvency, liquidation or similar laws.

16.	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset, the Investor may open a new account in the name of the Chargor.

(b)	If the Investor does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to the Investor will be credited or be treated as having been credited to the new account and will not operate to reduce the Secured Obligations.

17.	Miscellaneous

17.1	The Chargor

This Deed shall be binding on the successors and permitted assigns of the Chargor.

17.2	Assignment and Transfer

Neither the Chargor nor the Investor may assign any of its rights or transfer any of its rights or obligations it has under this Deed.

17.3	Remedies and Waivers Cumulative

The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law. No failure to exercise, nor any delay in exercising, on the part of the Investor, any right or remedy under this Deed shall operate as a waiver of any such right or remedy or constitute an election to affirm this Deed. No waiver or election to affirm this Deed on the part of the Investor shall be effective unless it is in writing.

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No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.

17.4	Entire Agreement

This Deed (together with the other Transaction Documents and any other documents referred to herein or therein) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

17.5	Continuing Security

(a)	This Deed shall be a continuing security and shall not be discharged by any intermediate payment or satisfaction of the whole or any part of the Secured Obligations.

(b)	The obligations of the Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 17.5 would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to the Investor or Receiver) including:

(i)	any time, waiver or consent granted to, or composition with the Chargor or other person;

(ii)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

(v)	any amendment (however fundamental) or replacement of any Transaction Document or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or

(vii)	any insolvency, resolution or similar proceedings.

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17.6	Additional Security

This Deed shall be cumulative, in addition to and independent of and not be affected by any other security or guarantee at any time held by the Investor for all or any part of the Secured Obligations nor shall any such other security or guarantee of liability to the Investor of or by any person not a Party be in any way impaired or discharged by this Deed nor shall this Deed in any way impair or discharge such other security or guarantee.

17.7	Variation of Security

This Deed shall not in any way be affected or prejudiced by the Investor at any time dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any security or guarantee referred to in Clause 17.6 (Additional Security) above or any rights which the Investor may at any time have or giving time for payment or granting any indulgence or compounding with any person whatsoever.

17.8	Enforcement of other Security Interests

The Investor shall not be obliged to make any demand, take any action or enforce any other Security Interests it may hold for the Secured Obligations before enforcing any of its rights under this Deed. Without prejudice to the foregoing, the Chargor waives any right it may have of first requiring the Investor (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed or any other Transaction Document. This waiver applies irrespective of any law or any provision of this Deed or any other Transaction Document to the contrary.

17.9	Redemption of Prior Encumbrances

The Investor may redeem or take a transfer of any prior Security Interests over the Security Assets and may agree the accounts of prior encumbrances. An agreed account shall be conclusive and binding on the Chargor. Any amount paid in connection with such redemption or transfer (including expenses) shall be paid on demand by the Chargor to the Investor and until such payment shall form part of the Secured Obligations.

17.10	No obligations in relation to Security Assets

The Investor is not obliged to do any of the following in respect of any Security Assets:

(a)	perform any obligation of the Chargor;

(b)	make any payment;

(c)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;

(d)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it or the Chargor may be entitled; or

(e)	exercise any rights to which it or the Chargor may be entitled.

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17.11	Deferral of Rights

(a)	Unless the Security Period has expired or the Investor otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising, under this Deed:

(i)	to be indemnified by the Company or to receive any collateral from the Company;

(ii)	to claim any contribution from any other guarantor of the Company’s obligations under any or all of the Transaction Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Investor or any Receiver under any Transaction Document or of any other security taken pursuant to, or in connection with, any Transaction Document by the Investor or any Receiver;

(iv)	to bring legal or other proceedings for an order requiring the Company to make any payment, or perform any obligation, in respect of which the Chargor has granted security under this Deed;

(v)	to exercise any right of set-off against the Company; and/or

(vi)	to claim or prove as a creditor of the Company in competition with the Investor or any Receiver.

(b)	If the Chargor receives any benefit, payment or distribution or makes any recovery in relation to any such right, it shall hold that benefit, payment, distribution or recovery, to the extent necessary to enable all amounts which may be or become payable to the Investor, any Receiver or any Delegate by the Company under or in connection with the Transaction Documents to be repaid in full, on trust for the Investor, the Receivers and the Delegates, if any, and shall promptly pay or transfer the same to the Investor or as the Investor may direct for application in accordance with the terms of this Deed.

17.12	Reinstatement

If any discharge, release or arrangement is made by the Investor in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, the liability of the Chargor under this Deed and this Security will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.13	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity or enforceability of the remaining provisions of this Deed nor the legality, validity or enforceability of such provision of this Deed under the law of any other jurisdiction will in any way be affected or impaired.

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17.14	Electronic and Facsimile Signatures

Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page.

18.	Evidence and calculations

18.1	Accounts

Accounts maintained by the Investor in connection with this Deed are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings arising out of or in connection with this Deed.

18.2	Certificates and determinations

Any certification or determination by the Investor of a rate or amount under the Transaction Documents or by the Investor of a rate or amount payable under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

19.	Amendments and waivers

No amendment or waiver of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all the Parties.

20.	Confidentiality

Clause 13 (Confidentiality) of the Amended and Restated SBA shall apply to this Deed and shall be incorporated by reference as if it has been set out in full herein mutatis mutandis and as if any reference therein to "this Agreement" was a reference to this Deed.

21.	Notices

(a)	The provisions of clause 16 (Notices) of the Amended and Restated SBA are deemed to be incorporated into this Deed as though they were set out in full in this Deed with references to “this Agreement” to be construed as references to this Deed.

(b)	The contact details of the Chargor for this purpose are:

Address:	[●]

Fax number:	[●]

Email:	[●]

Attention:	[●]

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22.	Language

(a)	Any notice given in connection with this Deed must be in English.

(b)	Any other document provided in connection with this Deed must be:

(i)	in English; or

(ii)	(unless the Investor otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

23.	Counterparts

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

24.	Governing law

This Deed shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to conflicts of laws principles that would result in the application of any law other than the laws of Hong Kong.

25.	Enforcement

25.1	Jurisdiction

(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed) (a Dispute).

(b)	The Parties agree that the Hong Kong courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, the Investor shall not, nor shall any Receiver, be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Investor and/or a Receiver may take concurrent proceedings in any number of jurisdictions.

25.2	Service of process (the Chargor)

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(i)	irrevocably appoints [Lotus Advanced Technology Limited of Unit 3A-8, 12/F, Kaiser Centre, No. 18 Centre St, Sai Ying Pun, Hong Kong] as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed; and

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(ii)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as process agent for service of process is unable for any reason so to act, the Chargor must immediately (and in any event within ten (10) days of the event taking place) appoint another agent on terms acceptable to the Investor. Failing this, the Investor may appoint another process agent for this purpose.

25.3	Service of process (the Investor)

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Investor:

(i)	irrevocably appoints [The Law Debenture Corporation (H.K.) Limited at Suite 1301, Ruttonjee House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong] as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed; and

(ii)	agrees that failure by a process agent to notify the Investor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as process agent for service of process is unable for any reason so to act, the Investor shall immediately (and in any event within ten (10) days of the event taking place) appoint another agent.

THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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Schedule 1

Form of Notice of Charge

From: [Chargor] (the Chargor)

To:     [Custodian] (the Custodian)

Address:

Dated:

Dear Sirs

[Chargor] — Account Security Agreement (Subsidiary Pledged Shares) dated [•] (the Security Agreement)

1.	We refer to the Security Agreement. In this notice of charge:

Custody Agreement means the [custody agreement] dated [●] between the Custodian and the Chargor in respect of the Security Accounts;

Secured Cash Account means the [USD] account opened in the name of the Chargor and held with the Custodian with account number [●];

Secured Securities Account means the securities account opened in the name of the Chargor and held with the Custodian with account number [●]; and

Security Account means each of:

(a)	the Secured Cash Account; and

(b)	the Secured Securities Account.

2.	We hereby give notice that by the Security Agreement, the Chargor has granted in favour of [●] (the Investor) first ranking fixed security over:

(a)	all the Chargor’s rights under or in connection with the Custody Agreement; and

(b)	all the Chargor’s rights, title and interest from time to time in and to the Security Accounts, including the American depository shares in Lotus Technology Inc. deposited or to be deposited with you in the Secured Securities Account (the Charged Shares), all sums and securities (as applicable) from time to time standing to the credit of or accrued or accruing on the Security Accounts and all rights or claims in relation to the Security Accounts.

3.	The Chargor irrevocably (to the extent permitted by the applicable laws, rules, regulations, court orders or decrees):

(a)	instructs and authorises you to disclose to the Investor any information relating to each of its Custody Agreement and Security Accounts (including the Charged Shares) requested from you by the Investor;

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(b)	upon receipt of written confirmation from the Investor that the security interest created under the Security Agreement has become enforceable:

(i)	instructs and authorises you to comply with the terms of any written notice or instruction relating to each of its Security Accounts received by you from the Investor (irrespective of any contrary instructions or notices from the Chargor);

(ii)	instructs and authorises you to hold all sums or securities (as applicable) standing to the credit of each of its Security Accounts (including the Charged Shares) to the order of the Investor;

(iii)	instructs and authorises the Custodian to pay or release any sum or securities (as applicable) standing to the credit of each of its Security Accounts (including the Charged Shares) only in accordance with the written instructions of the Investor; and

(iv)	agrees that it shall not give the Custodian any instructions concerning any of its Security Accounts,

until you receive a written notice from the Investor that the security interest created under the Security Agreement has been released and discharged.

4.	This authority and instruction is irrevocable without the prior written consent of the Investor.

5.	This notice of charge is governed by Hong Kong law.

6.	Please acknowledge receipt of this notice of charge and confirm that:

(a)	you have not received any other notice of any assignment and charge of or security over the Custody Agreement or the Security Accounts, or of any other interest of any third party in the Custody Agreement or the Security Accounts;

(b)	you have neither claimed nor exercised, nor will claim or exercise, any set-off or counterclaim in respect of the Custody Agreement or the Security Accounts;

(c)	you will disclose to the Investor such information relating to the Custody Agreement or the Security Accounts as the Investor may from time to time request; and

(d)	you will comply with the other provisions of this notice of charge,

by signing the acknowledgement on the attached copy of this notice of charge and returning that copy to the Investor at [•] marked for the attention of [•].

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[Chargor]

By:

[On duplicate]

We acknowledge receipt of the notice of charge of which this is a copy and confirm each of the matters referred to in sub-paragraphs (a) - (d) of paragraph 6 of the notice of charge.

[Custodian]

By:

Dated:

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Schedule 2

Receiver’s Powers

The Receiver shall have the right, either in his own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as he thinks fit, and either alone or jointly with any other person:

1.	to take immediate possession of, get in and collect the Security Assets and to require payment to it of all Dividends and other monies in respect of the Security Assets;

2.	to borrow or raise money either unsecured or on the security of the Security Assets (either in priority to the Security created by this Deed or otherwise);

3.	to sell, transfer, assign, exchange or otherwise dispose of or realise the Security Assets to any person either by public or private offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

4.	to manage and use the Security Assets and to exercise and do (or permit the Chargor or any nominee of the Chargor to exercise and do) all such rights and things as he thinks fit and as if he were the absolute legal and beneficial owner of the Security Assets;

5.	to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor relating to the Security Assets;

6.	to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Security Assets;

7.	to redeem any Security (whether or not having priority to the Security created by this Deed) over the Security Assets and to settle the accounts of any person with an interest in the Security Assets;

8.	to purchase, lease, hire or otherwise acquire any asset or right of any description that he, in his absolute discretion, considers necessary or desirable for the improvement or realisation of the whole or any part of the Security Assets or otherwise for the benefit of the whole or any part of the Security Assets;

9.	to do all things which, in the opinion of the Receiver, are incidental to any of the powers, functions, authorities or discretions conferred or vested in the Receiver pursuant to this Deed or upon receivers by statute or law generally;

10.	to collect, recover or compromise and give a good discharge for any Dividends, interest or other moneys accruing or payable on the Share Collateral;

11.	to exercise all voting and other rights attached to the Share Collateral for any purpose; and

12.	to act on advice and information from any professional adviser.

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SIGNATORIES

IN WITNESS WHEREOF this document has been executed as a DEED and DELIVERED on the date of this DEED.

Chargor

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
)
as duly authorised and empowered	)
signatory of	)
LOTUS EV LIMITED	)

[Project Ace – Signature Page – Subsidiary Share Charge Agreement]

Investor

SIGNED	)
for and on behalf of	)
MERITZ SECURITIES CO., LTD.	)

Signature:

[Project Ace – Signature Page – Subsidiary Share Charge Agreement]

SIGNATURE

This Agreement is signed by duly authorized representatives of the Parties:

SIGNED	)	SIGNATURE:	/s/ FENG, Qing Feng
for and on behalf of	)
LOTUS TECHNOLOGY INC.	)
	)	NAME:	FENG, Qing Feng, CEO

SIGNED	)	SIGNATURE:	/s/ LEE, Kuen Long
for and on behalf of	)
LOTUS EV LIMITED	)
	)	NAME:	LEE, Kuen Long, Director

SIGNED	)	SIGNATURE:
for and on behalf of	)
MERITZ SECURITIES CO., LTD.	)
	)	NAME:	Jong Min Kim